Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222610

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO. 1 DATED AUGUST 17, 2018

TO THE PROSPECTUS DATED JULY 19, 2018

This document supplements, and should be read in conjunction with, our prospectus dated July 19, 2018 relating to our offering of up to $990,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 1 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 1 is to disclose:

•	an update to the “Suitability Standards” section of our prospectus;

•	a revision to the “Estimated Use of Proceeds” section of our prospectus;

•	an update to the “Share Repurchase Program” section of our prospectus; and

•	our Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2018.

Suitability Standards

The following disclosure is added to the “Suitability Standards” section of our prospectus and to our subscription agreement.

Missouri — In addition to the suitability standards above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities.

Pennsylvania — In addition to the suitability standards above, Pennsylvania investors must limit their investment in us to 10% of their net worth, exclusive of home, furnishings and automobiles. Because our minimum offering amount is less than $100,000,000, we caution Pennsylvania investors to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds.

Oregon — In addition to the suitability standards above, an Oregon investor’s maximum investment in us cannot exceed 10% of the investor’s liquid net worth.

Estimated Use of Proceeds

The following disclosure replaces the chart on page 47 and footnote 6 on page 49 in the “Estimated Use of Proceeds” section of our prospectus.

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class A shares.

	Maximum Offering of $447,500,000 in Class A Shares
Gross Proceeds	$447,500,000	100%
Advisor Funding of Upfront Selling Commissions(6)	$26,850,000	6.0%
Advisor Funding of Upfront Dealer Manager Fees(6)	$11,187,500	2.5%
Organization and Offering Expenses(1)	$8,950,000	2.0%
Base Acquisition Fees(3)	$6,578,250	1.47%
Contingent Advisor Payment(3)	$10,305,926	2.30%
Acquisition Expenses(4)	$2,232,018	0.49%

Estimated Net Proceeds Available for Investment(3)(4)(5)	$419,433,806	93.74%

(6)	The Class A shares are subject to a 6.0% upfront selling commission and a 2.5% upfront dealer manager fee. However, such selling commissions and dealer manager fees are funded by our advisor and therefore will not affect the amount of proceeds available for investment from purchases of our Class A shares.

Share Repurchase Program

The following disclosure replaces the last paragraph beginning on page 107 in the “Description of Capital Stock – Share Repurchase Program” section of our prospectus.

Unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, we may not repurchase shares unless you have held the shares for one year. Repurchase requests made within two years of death or “qualifying disability” of a stockholder will be repurchased at a price equal to the purchase price paid by such deceased or disabled stockholder for such shares or, in the case of repurchases following the conclusion of our public offering, at a price based upon our current estimated NAV per share and other factors that our board of directors deems relevant. Our board of directors, in its sole discretion, shall make the determination of whether a stockholder has a qualifying disability after receiving written notice from the stockholder. Generally, our board of directors will consider a stockholder to have a qualifying disability if the stockholder is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the stockholder’s employees. We must receive written notice within 180 days after such stockholder’s qualifying disability.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2018

On August 13, 2018, we filed with the SEC our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, a copy of which is attached hereto as Appendix A (without exhibits).

2

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to ___________

Commission file number 000-55778

MOODY NATIONAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	47-1436295
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6363 Woodway Drive, Suite 110 Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

(713) 977-7500
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.	Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).	Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).	Yes ☐ No ☒

As of August 3, 2018, there were 9,794,686 shares of the Registrant’s common stock issued and outstanding, consisting of 9,502,231 shares of Class A common stock, 0 shares of Class D common stock, 63,398 shares of Class I common stock, and 229,057 shares of Class T common stock.

MOODY NATIONAL REIT II, INC.
INDEX

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

MOODY NATIONAL REIT II, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)
(unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Investments in hotel properties, net	$394,692	$396,635
Cash and cash equivalents	13,692	8,214
Restricted cash	14,417	13,521
Accounts receivable, net of allowance for doubtful accounts of $33 at June 30, 2018 and December 31, 2017	2,298	1,383
Mortgage note receivable from related party	—	11,200
Notes receivable from related parties	6,750	11,250
Prepaid expenses and other assets	3,819	3,027
Deferred franchise costs, net of accumulated amortization of $92 and $50 at June 30, 2018 and December 31, 2017, respectively	975	1,016
Due from related parties	648	230
Total Assets	$437,291	$446,476

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized debt issuance costs of $3,698 and $4,838 as of June 30, 2018 and December 31, 2017, respectively	$246,001	$264,336
Accounts payable and accrued expenses	7,769	8,425
Due to related parties	1,395	569
Dividends payable	1,592	1,585
Operating partnership distributions payable	46	47

Total Liabilities	256,803	274,962

Special Limited Partnership Interests	1	1

Commitments and Contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized, 9,628 and 8,693 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	96	87
Additional paid-in capital	214,719	193,865
Accumulated deficit	(39,989)	(28,501)
Total stockholders’ equity	174,826	165,451
Noncontrolling interests in Operating Partnership	5,661	6,062
Total Equity	180,487	171,513

TOTAL LIABILITIES AND EQUITY	$437,291	$446,476

See accompanying notes to unaudited consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue
Room revenue	$21,119	$5,003	$38,466	$8,739
Other hotel revenue	1,273	369	2,473	754
Total hotel revenue	22,392	5,372	40,939	9,493
Interest income from mortgage note receivable	364	156	783	312
Total revenue	22,756	5,528	41,722	9,805

Expenses
Hotel operating expenses	13,081	2,906	24,848	5,418
Property taxes, insurance and other	1,330	293	2,626	549
Depreciation and amortization	2,957	585	5,879	1,170
Acquisition expenses	—	424	—	1,048
Corporate general and administrative	1,658	574	3,699	1,152
Total expenses	19,026	4,782	37,052	9,337

Operating income	3,730	746	4,670	468

Interest expense and amortization of debt issuance costs	4,299	819	8,634	1,599

Loss before income tax expense	(569)	(73)	(3,964)	(1,131)

Income tax expense (benefit)	111	33	(210)	(112)

Net loss	(680)	(106)	(3,754)	(1,019)

Loss attributable to noncontrolling interests in Operating Partnership	20	—	127	4

Net loss attributable to common stockholders	$(660)	$(106)	$(3,627)	$(1,015)

Per-share information – basic and diluted:
Net loss attributable to common stockholders	$(0.07)	$(0.02)	$(0.40)	$(0.25)
Dividends declared	$0.44	$0.44	$0.87	$0.87
Weighted average common shares outstanding	9,296	4,588	9,048	4,108

See accompanying notes to unaudited consolidated financial statements.

4

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENT OF EQUITY
Six months ended June 30, 2018

(in thousands)
(unaudited)

	Preferred Stock		Common Stock				Noncontrolling Interests in Operating Partnership
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Number of Units	Value	Total Equity
Balance at December 31, 2017	—	$—	8,693	$87	$193,865	$(28,501)	316	$6,062	$171,513
Issuance of common stock, net of offering costs	—	—	900	8	19,782	—	—	—	19,790
Redemption of common stock	—	—	(32)	—	(782)	—	—	—	(782)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	67	1	1,596	—	—	—	1,597
Stock-based compensation	—	—	—	—	258	—	—	—	258
Net loss	—	—	—	—	—	(3,627)	—	(127)	(3,754)
Dividends and distributions declared	—	—	—	—	—	(7,861)	—	(274)	(8,135)
Balance at June 30, 2018	—	$—	9,628	$96	$214,719	$(39,989)	316	$5,661	$180,487

See accompanying notes to unaudited consolidated financial statements.

5

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
(unaudited)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(3,754)	$(1,019)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,879	1,170
Amortization of debt issuance costs	1,139	155
Deferred income tax	(274)	(112)
Stock-based compensation	258	70
Changes in operating assets and liabilities:
Accounts receivable	(915)	(91)
Prepaid expenses and other assets	(517)	(753)
Accounts payable and accrued expenses	(656)	627
Due from related parties	899	(1,134)
Net cash provided by (used in) operating activities	2,059	(1,087)

Cash flows from investing activities
Repayment of mortgage note receivable from related party	11,200	—
Repayment of note receivable from related party	4,500	—
Improvements and additions to hotel properties	(3,895)	(134)
Net cash provided by (used in) investing activities	11,805	(134)

Cash flows from financing activities
Proceeds from issuance of common stock	21,199	38,937
Redemptions of common stock	(782)	—
Offering costs paid	(1,900)	(4,803)
Dividends paid	(6,257)	(2,342)
Operating partnership distributions paid	(276)	(16)
Repayment of notes payable	(19,474)	—
Net cash provided by (used in) financing activities	(7,490)	31,777

Net change in cash and cash equivalents and restricted cash	6,374	30,556
Cash and cash equivalents and restricted cash at beginning of period	21,735	21,448
Cash and cash equivalents and restricted cash at end of period	$28,109	$52,004

Supplemental Disclosure of Cash Flow Activity
Interest paid	$7,618	$1,546
Income tax paid	$221	$—
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Increase (decrease) in accrued offering costs due to related party	$(491)	$239
Issuance of common stock from dividend reinvestment plan	$1,597	$1,000
Issuance of operating partnership units for hotel property	$—	$—
Dividends payable	$1,592	$676
Operating partnership distributions payable	$46	$3

See accompanying notes to unaudited consolidated financial statements.

6

MOODY NATIONAL REIT II, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018
(unaudited)

1.	Organization

Moody National REIT II, Inc. (the “Company”) was formed on July 25, 2014, as a Maryland corporation and has elected to be taxed as a real estate investment trust (“REIT”) beginning with the year ended December 31, 2016. The Company has used, and expects to use, the proceeds from its initial public offering (as described below) to invest in a portfolio of hospitality properties focusing primarily on the premier-brand, select-service segment of the hospitality sector. To a lesser extent, the Company may also invest in hospitality-related real estate securities and debt investments. As discussed in Note 6, “Equity,” the Company was initially capitalized by Moody National REIT Sponsor, LLC (the “Sponsor”). The Company’s fiscal year end is December 31.

As of June 30, 2018, the Company owned (1) interests in fourteen hotel properties located in six states comprising a total of 1,941 rooms, and (2) a loan with a current principal amount of $6,750,000 originated to an affiliate of Sponsor used to acquire a commercial property located in Katy, Texas. For more information on the Company’s real estate investments, see Note 3, “Investment in Hotel Properties” and Note 4, “Notes Receivable from Related Parties.”

On January 20, 2015, the Securities and Exchange Commission (the “SEC”) declared the Company’s registration statement on Form S-11 effective, and the Company commenced its initial public offering (the “Offering”), of up to $1,100,000,000 in shares of common stock consisting of up to $1,000,000,000 in shares of the Company’s common stock offered to the public (the “Primary Offering”), and up to $100,000,000 in shares offered to the Company’s stockholders pursuant to its distribution reinvestment plan (the “DRP”).

On June 26, 2017, the SEC declared effective the Company’s post-effective amendment to its registration statement for the Offering, which reallocated the Company’s shares of common stock as Class A common stock, $0.01 par value per share (“Class A Shares”), Class D common stock, $0.01 par value per share (“Class D Shares”), Class I common stock, $0.01 par value per share (“Class I Shares”), and Class T common stock, $0.01 par value per share (“Class T Shares” and, together with the Class A Shares, the Class D Shares and the Class I Shares, the “Shares”) to be sold on a “best efforts” basis. On January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with the Offering; provided, however that the Advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees that it funds through an increased acquisition fee, or “Contingent Advisor Payment,” as described in Note 7, “Related Party Arrangements.”

On March 19, 2018, the Company’s board of directors determined an estimated net asset value (“NAV”) per share of all classes of the Company’s common stock of $23.19 per share as of December 31, 2017. Accordingly, the Company is currently offering the Shares (i) to the public in the Primary Offering at a purchase price of $23.19 per share, which is equal to the estimated NAV per share for each class as of December 31, 2017, and (ii) to the Company’s stockholders pursuant to the DRP at a purchase price of $23.19 per share, which is equal to the estimated NAV per share for each class as of December 31, 2017.

As of June 30, 2018, the Company had received and accepted investors’ subscriptions for and issued 5,986,882 shares in the Offering, excluding shares issued in connection with the Company’s merger with Moody National REIT I, Inc. and including 200,743 shares pursuant to the DRP, resulting in gross offering proceeds of $144,518,582. On January 18, 2018, the Company filed a registration statement on Form S-11 (Registration No. 333-222610) registering $990,000,000 in any combination of the Shares to be sold on a “best efforts” basis. The SEC declared the registration statement effective on July 19, 2018. The Company will continue to offer Shares in the Offering on a continuous basis until July 19, 2021.

The Company’s advisor is Moody National Advisor II, LLC (the “Advisor”), a Delaware limited liability company and an affiliate of the Sponsor. Pursuant to an advisory agreement among the Company, the OP (defined below) and the Advisor (the “Advisory Agreement”), and subject to certain restrictions and limitations therein, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of the Company’s business is conducted through Moody National Operating Partnership II, LP, a Delaware limited partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP were Moody OP Holdings II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Moody Holdings II”), and Moody National LPOP II, LLC (“Moody LPOP II”), an affiliate of the Advisor. Moody Holdings II initially invested $1,000 in the OP in exchange for limited partnership interests, and Moody LPOP II has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”). As the Company accepts subscriptions for shares of common stock, it transfers substantially all of the net proceeds from such sales to the OP as a capital contribution. The limited partnership agreement of the OP provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

Merger with Moody National REIT I, Inc.

On September 27, 2017, the merger of Moody National REIT I, Inc. (“Moody I”) with and into the Company (the “Merger”) and the merger of Moody National Operating Partnership I, L.P., the operating partnership of Moody I (“Moody I OP”), with and into the OP (the “Partnership Merger,” and together with the Merger, the “Mergers”), were completed. Upon the consummation of the Merger, former Moody I stockholders received a total of approximately 3.62 million Class A shares of the Company’s common stock as stock consideration, which was equal to approximately 42% of the Company’s diluted common equity as of the closing date, and a total of approximately $45.3 million in cash consideration. In addition, upon consummation of the Partnership Merger, each issued and outstanding unit of limited partnership interest in Moody I OP was automatically cancelled and retired and converted into 0.41 units of Class A limited partnership interest in the OP.

In connection with the Mergers, the Company paid the Advisor an acquisition fee of $670,000, which equaled 1.5% of the cash consideration paid to Moody I stockholders, and a financing coordination fee of $1,720,000, which amount was based on the loans assumed from Moody I in connection with the Mergers, including debt held by us with respect to two properties that were previously owned by Moody I. Moody I paid its advisor $5,580,685 (the “Moody I Advisor Payment”). The Moody I Advisor Payment was a negotiated amount that represents a reduction in the disposition fee to which Moody I’s advisor could have been entitled and a waiver of any other fees that Moody I’s advisor would have been due under the Moody I advisory agreement in connection with the Mergers. During the first year following the consummation of the Mergers, if the Company sells a property that was previously owned by Moody I, then any disposition fee to which the Advisor would be entitled under the Advisory Agreement will be reduced by an amount equal to the portion of the Moody I Advisor Payment attributable to such property. In addition, Moody I OP paid $613,751 to OP Holdings I, LLC, which amount was the promote payment to which OP Holdings I, LLC was entitled under the terms of the limited partnership agreement of Moody I OP. The Company also paid Moody Securities a stockholder servicing fee of up to $2.125 per share of the Company’s Class A Shares issued as stock consideration in the Merger, for an aggregate amount of approximately $7.0 million in stockholder servicing fees, all of which was reallowed to broker-dealers that provide ongoing financial advisory services to former stockholders of Moody I following the Mergers and that entered into participating broker-dealer agreements with Moody Securities.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

The Company prepares its consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation in accordance with GAAP have been included. Results for the three and six months ended June 30, 2018 may not be indicative of the results that may be expected for the full year of 2017. For further information, please read the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Company includes the accounts of certain entities in its consolidated financial statements when the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on GAAP, which requires the consolidation of VIEs in which the Company is deemed to have the controlling financial interest. The Company has the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to the Company. If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which the Company has control and/or substantive participating rights under the respective ownership agreement. There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE. The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support. The Company did not have any VIE interests as of June 30, 2018 or December 31, 2017.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or incurred by the Advisor on behalf of the Company. Pursuant to the Advisory Agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs incurred by the Advisor associated with each of the Company’s public offerings, provided that within 60 days of the last day of the month in which a public offering ends, the Advisor is obligated to reimburse the Company to the extent aggregate organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any reimbursement of the Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by the Advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of June 30, 2018, total offering costs for the Offering were $18,642,474, comprised of $12,333,647 of offering costs incurred directly by the Company and $6,308,827 in offering costs incurred by and reimbursable to the Advisor. As of June 30, 2018, the Company had $140,768 due to the Advisor for reimbursable offering costs.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. The Company did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the years ended December 31, 2015 and 2014, including not having 100 shareholders for a sufficient number of days in 2015. Prior to qualifying to be taxed as a REIT, the Company was subject to normal federal and state corporation income taxes.

Provided that the Company continues to qualify as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfies the other organizational and operational requirements for qualification as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to a wholly-owned taxable REIT subsidiary (“TRS”) that is subject to federal, state and local income taxes.

The Company accounts for income taxes of its TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period prior to when the new rates become effective. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company had no material uncertain tax positions as of June 30, 2018.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax positions in the current period results of operations, if necessary. The Company has tax years 2013 through 2017 remaining subject to examination by various federal and state tax jurisdictions. For more information, see Note 11, “Income Taxes.”

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.

Level 3:	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Cost approach:	Amount required to replace the service capacity of an asset (replacement cost).

Income approach:	Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company elected not to use the fair value option in recording its financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, notes payable, and accounts payable and accrued expenses. With the exception of the Company’s fixed-rate notes receivable from related parties and notes payable, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature. For the fair value of the Company’s note receivable from related parties and notes payable, see Note 4, “Notes Receivable from Related Parties” and Note 5, “Debt.” Additionally, for the fair value information related to purchase accounting for the Mergers, see Note 3, “Investment in Hotel Properties.”

Concentration of Risk

As of June 30, 2018, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

The Company is also exposed to credit risk with respect to its notes receivable from related parties. The failure of any of the borrowers on the notes receivable from related parties to make payments of interest and principal when due, or any other event of default under the notes receivable from related parties, would have an adverse impact on the Company’s results of operations.

The Company is exposed to geographic risk in that eight of its fourteen hotel properties are located in one state, Texas.

Valuation and Allocation of Hotel Properties — Acquisition

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Land values are derived from appraisals and building values are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or gain on acquisition of hotel property.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. The Company uses Level 3 inputs to value acquired properties. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates require judgment and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Investment in hotel properties is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The costs of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amount of a hotel property may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three and six months ended June 30, 2018 and 2017.

In evaluating a hotel property for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the property, the estimated future cash flows of the property during the Company’s ownership and the projected sales price of the property. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel property which could then result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Revenue is recorded net of any sales and other taxes collected from customers. Interest income is recognized when earned. Amounts received prior to guest arrival are recorded as advances from the customer and are recognized at the time of occupancy. Refer to “Recent Accounting Pronouncements” below for further discussion of revenue recognition.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

Restricted Cash

Restricted cash includes reserves for property taxes, as well as reserves for property improvements, replacement of furniture, fixtures, and equipment and debt service, as required by certain management or mortgage and term debt agreements restrictions and provisions.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which, taken as a whole, determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Impairment of Notes Receivable from Related Parties

The Company reviews the notes receivable from related parties for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts recorded as assets on the consolidated balance sheets. The Company applies normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment.

When a loan is impaired, the Company measures impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the consolidated balance sheets. The Company may also measure impairment based on a loan’s observable market price or the fair value of collateral, if the loan is collateral dependent. If a loan is deemed to be impaired, the Company records a valuation allowance through a charge to earnings for any shortfall. The Company’s assessment of impairment is based on considerable judgment and estimates. The Company did not record a valuation allowance during the three or six months ended June 30, 2018 or 2017.

Prepaid Expenses and Other Assets

Prepaid expenses include prepaid property insurance and hotel operating expenses. Other assets also include the Company’s deferred income tax asset.

Deferred Franchise Costs

Deferred franchise costs are recorded at cost and amortized over the term of the respective franchise contract on a straight-line basis. Accumulated amortization of deferred franchise costs was $91,974 and $50,430 as of June 30, 2018 and December 31, 2017, respectively. Expected future amortization of deferred franchise costs as of June 30, 2018 is as follows (in thousands):

Years Ending December 31,
2018	$42
2019	83
2020	83
2021	83
2022	82
Thereafter	602
Total	$975

Debt Issuance Costs

Debt issuance costs are presented as a direct deduction from the carrying value of the notes payable on the consolidated balance sheets. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. Accumulated amortization of debt issuance costs was $2,169,130 and $1,029,922 as of June 30, 2018 and December 31, 2017, respectively. Expected future amortization of debt issuance costs as of June 30, 2018 is as follows (in thousands):

Years Ending December 31,
2018	$682
2019	511
2020	512
2021	511
2022	511
Thereafter	971
Total	$3,698

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 3,750 and 11,250 shares as of June 30, 2018 and December 31, 2017, respectively, held by the Company’s independent directors are included in the calculation of basic EPS because such shares have been issued and participate in dividends.

Comprehensive Income

For the periods presented, there were no differences between reported net loss attributable to common stockholders and comprehensive loss.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard permits the use of either the full retrospective or modified retrospective adoption. In July 2015, the FASB voted to defer the effective date to January 1, 2018 with early adoption beginning January 1, 2017. The Company completed its evaluation of the effect that ASU No. 2014-09 will have on the Company’s consolidated financial statements and evaluated each of our revenue streams under the new standard. Because of the short-term day-to-day nature of the Company’s hotel revenues, the Company determined that the pattern of revenue recognition will not materially change. Under ASU No. 2014-09, there will be a recharacterization of certain revenue streams affecting both gross and net revenue reporting due to changes in principal versus agency guidance, which presentation is deemed immaterial for the Company and will not affect net income. Additionally, the Company does not sell hotel properties to customers as defined by FASB, but have historically disposed of hotel properties for cash sales with no contingencies and no future involvement in the hotel operations, and therefore, ASU No. 2014-09 will not impact the recognition of hotel sales. The Company finalized its expanded disclosure for the notes to the consolidated financial statements pursuant to the new requirements. The Company adopted this standard on its effective date of January 1, 2018 under the cumulative effect transition method. No adjustment will be recorded to the Company’s opening balance of retained earnings on January 1, 2018 as there was no impact to net income. Additionally, comparative information beginning in 2018 will not be restated and will continue to be reported in a manner consistent with Revenue Recognition (Topic 605). The Company also expects that the effect of adoption of ASU No. 2014-09 will be immaterial to the Company on an on-going basis.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use assets that are inherent to leasing an asset on the balance sheet. The standard requires a modified retrospective approach, with restatement of the prior periods presented in the year of adoption, subject to any FASB modifications. This standard will be effective for the first annual reporting period beginning after December 15, 2018. The Company anticipates adopting this standard on January 1, 2019. In evaluating the effect that ASU No. 2016-02 will have on the Company’s consolidated financial statements and related disclosures, the Company believes the impact will be minimal to the Company’s ongoing consolidated statements of operations.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments,” which addresses the Statement of Cash Flow classification and presentation of certain cash transactions. ASU No. 2016-15 is effective for the Company’s fiscal year commencing on January 1, 2018. The effect of this amendment is to be applied retrospectively where practical and early adoption is permitted. The Company adopted ASU No. 2016-15 for the Company’s fiscal year commencing on January 1, 2018. The Company does not believe that the adoption of ASU No. 2016-15 will have a material effect on the Company’s ongoing consolidated financial position or the Company’s ongoing consolidated results of operations.

In November 2016, the FASB issued ASU No. 2016-18, “Classification of Restricted Cash,” which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This standard will be effective for the first annual period beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. The Company adopted this standard on January 1, 2018. As a result, restricted cash reserves are included with cash and cash equivalents on the Company’s consolidated statements of cash flows. The adoption did not change the presentation of the Company’s consolidated balance sheets.

In January 2017, the FASB issued ASU No. 2017-01, “Clarifying the Definition of a Business,” with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as an acquisition of assets or a business. ASU No. 2017-01 is effective for the Company’s fiscal year commencing on January 1, 2018. The effect of this guidance is to be applied prospectively and early adoption is permitted. The Company does not believe that the adoption of ASU No. 2017-01 will have a material effect on the Company’s ongoing consolidated financial position or the Company’s ongoing consolidated results of operations.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets: Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets,” which clarifies the scope of asset derecognition and adds further guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with non-customers. ASU No. 2017-05 will impact the recognition of gains and losses from hotel sales. This standard is effective for the first annual period beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. The Company adopted this standard on January 1, 2018 and does not anticipate that ASU No. 2017-05 will affect the Company’s ongoing consolidated statements of operations and comprehensive income.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities,” which improves the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting. This standard will be effective for the first annual period beginning after December 15, 2018, including interim periods within those periods. Early adoption is permitted. The Company adopted this standard on January 1, 2018 and aside from minor presentation changes in its disclosure on derivative and hedging activities, it will not have a material effect on the Company’s ongoing consolidated financial statements.

3.	Investment in Hotel Properties

The following table sets forth summary information regarding the Company’s investment in hotel properties as of June 30, 2018 (all $ amounts in thousands):

Property Name	Date Acquired	Location	Ownership Interest	Original Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500	112	$16,575
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100	234	45,000
Homewood Suites Woodlands	September 27, 2017(5)	The Woodlands, Texas	100%	17,356	91	9,138
Hyatt Place Germantown	September 27, 2017(5)	Germantown, Tennessee	100%	16,074	127	7,102
Hyatt Place North Charleston	September 27, 2017(5)	North Charleston, South Carolina	100%	13,806	113	7,225
Hampton Inn Austin	September 27, 2017(5)	Austin, Texas	100%	19,328	123	10,779
Residence Inn Grapevine	September 27, 2017(5)	Grapevine, Texas	100%	25,245	133	12,449
Marriott Courtyard Lyndhurst	September 27, 2017(5)	Lyndhurst, New Jersey	(3)	39,547	227	—
Hilton Garden Inn Austin	September 27, 2017(5)	Austin, Texas	100%	29,288	138	18,555
Hampton Inn Great Valley	September 27, 2017(5)	Frazer, Pennsylvania	100%	15,285	125	8,057
Embassy Suites Nashville	September 27, 2017(5)	Nashville, Tennessee	100%	82,207	208	42,358
Homewood Suites Austin	September 27, 2017(5)	Austin, Texas	100%	18,835	96	10,862
Townplace Suites Fort Worth	September 27, 2017(5)	Fort Worth, Texas	(4)	11,242	95	—
Hampton Inn Houston	September 27, 2017(5)	Houston, Texas	100%	9,958	119	4,547
Totals				$399,771	1,941	$192,647

(1)	Excludes closing costs and includes gain on acquisition.
(2)	As of June 30, 2018.

(3)	The Marriott Courtyard Lyndhurst is owned by MN Lyndhurst Venture, LLC, of which the OP is a member and holds 100% of the Class B membership interests therein.

(4)	The Townplace Suites Fort Worth is owned by MN Fort Worth Venture, LLC, of which the OP is a member and holds 100% of the Class B membership interests therein.

(5)	Property acquired as a result of the Mergers.

Investment in hotel properties consisted of the following at June 30, 2018 and December 31, 2017 (in thousands):

	June 30, 2018	December 31, 2017
Land	$70,456	$70,456
Buildings and improvements	297,637	297,554
Furniture, fixtures and equipment	38,981	35,170
Total cost	407,074	403,180
Accumulated depreciation	(12,382)	(6,545)
Investment in hotel properties, net	$394,692	$396,635

Acquisition of Moody I

On September 27, 2017, in connection with the Mergers, the Company acquired interests in twelve hotel properties, including two joint venture interests, and two notes receivable from related parties from Moody I (the “Moody I Portfolio”).

As of the date of the Mergers, there were 13,257,126 shares of Moody I common stock issued and outstanding, resulting in aggregate merger consideration of $135,885,546, consisting of the following (in thousands):

Value of Company’s Class A Shares issued to Moody I stockholders	$90,567
Cash consideration paid	45,319
Aggregate merger consideration	$135,886

67% of Moody I stockholders elected to receive stock consideration in the Merger, resulting in the Company’s then current stockholders and former Moody I stockholders owning 58% and 42%, respectively, of the common stock of the Company outstanding after the consummation of the Merger, as follows (in thousands):

Company shares outstanding at date of merger	4,904
Company Class A common shares issued to Moody I stockholders on date of Merger	3,622
Total Company shares outstanding after Merger	8,526

After consideration of all applicable factors pursuant to the business combination accounting rules, the Company is considered the “accounting acquirer” because the Company is issuing common stock to Moody I stockholders, and also due to various factors including that the Company’s stockholders immediately preceding the Merger hold the largest portion of the voting rights in the Company immediately after the Merger.

The aggregate purchase price consideration as shown above was allocated to assets and liabilities of Moody I was as follows (in thousands):

Assets
Investment in hotel properties	$298,171
Cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other assets, deferred income tax asset, deferred franchise costs, and due from related parties	13,340
Notes receivable from related parties	11,250

Liabilities and Equity
Notes payable	(132,745)
Notes receivable from Moody I	(37,754)
Accounts payable and accrued expenses, due to related parties, and operating partnership distributions payable	(10,265)
Noncontrolling interests in OP	(6,111)
Aggregate merger consideration	$135,886

The estimated fair values for the assets acquired and the liabilities assumed are preliminary and are subject to change during the measurement period as additional information related to the inputs and assumptions used in determining the fair value of the assets and liabilities becomes available. Subsequent adjustments to the preliminary purchase price allocation are not expected to have a material impact to the Company’s consolidated financial statements. The purchase price allocation was based on the Company’s assessment of the fair value of the acquired assets and liabilities, as summarized below.

Investment in hotel properties – The Company estimated the fair value generally by applying an income approach methodology using a discounted cash flow analysis. Key assumptions include terminal capitalization rates, discount rates and future cash flows of the properties. Capitalization and discount rates were determined by market based on recent appraisals, transactions or other market data. This valuation methodology is based on Level 3 inputs in the fair value hierarchy.

Cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other assets, deferred franchise costs, and due from related parties – The fair value was estimated to be their cost basis due to their short-term nature.

Deferred income tax asset – The Company estimated the fair value of the deferred income tax asset by estimating the amount of the net operating loss that will be utilized in future periods by the TRS. The estimated fair value assumes the net operating losses of Moody I will be able to be utilized by the Company’s TRS.

Notes receivable from related parties – The fair value was determined using discounted cash flow analyses at market interest rates. The valuation methodology is based on Level 2 inputs in the fair value hierarchy.

Notes payable – The fair value was determined using discounted cash flow analyses at market interest rates, which are Level 2 inputs in the fair value hierarchy.

Accounts payable and accrued expenses, due to related parties, and operating partnership distributions payable – The fair value was estimated to be their cost basis due to their short-term maturities.

Noncontrolling interests in Operating Partnership – The Company estimated the portion of the fair value of the net assets of the OP owned by third parties. This valuation methodology is based on Level 3 inputs in the fair value hierarchy.

The results of operations of the Moody I Portfolio have been included in the consolidated statement of operations as of the date of acquisition of September 27, 2017. The following unaudited pro forma consolidated financial information for the three and six months ended June 30, 2017 is presented as if the Company acquired the Moody I Portfolio on January 1, 2017. This information is not necessarily indicative of what the actual results of operations would have been had the Company completed the acquisition of the Moody I Portfolio on January 1, 2017, nor does it purport to represent the Company’s future operations (in thousands, except per common share amounts):

	Three months ended June 30,	Six months ended June 30,
	2017	2017
Revenue	$21,877	$42,412
Net loss	(1,529)	(3,655)
Net loss attributable to common shareholders	(1,513)	(3,618)
Net loss per common share - basic and diluted	$(0.18)	$(0.42)

4.	Notes Receivable from Related Party

As of June 30, 2018 and December 31, 2017, the amount of the mortgage note receivable from related party was $0 and $11,200,000, respectively. As of June 30, 2018 and December 31, 2017, the amounts of notes receivable from related parties were $6,750,000 and $11,250,000, respectively.

Mortgage Note Receivable from Related Party

On October 6, 2016, the Company originated a secured loan in the aggregate principal amount of $11,200,000 (the “MN TX II Note”) to MN TX II, LLC, a Texas limited liability company and a related party (“MN TX II”). Proceeds from the MN TX II Note were used by MN TX II solely to acquire a commercial real property located in Houston, Texas. The Company financed the MN TX II Note in part with the proceeds of a loan from a bank secured by the MN TX II Note, with an initial principal balance of $8,400,000.

The MN TX II Note was paid in full with all accrued interest thereon on June 29, 2018. While outstanding, interest on the outstanding principal balance of the MN TX II Note accrued at a fixed per annum rate equal to 5.50%, provided that in no event would the interest rate exceed the maximum rate permitted by applicable law. The MN TX II Note could be prepaid in whole or part by MN TX II without penalty at any time upon prior written notice to the Company. Interest income on the MN TX II Note was $153,715 and $156,139, respectively, for the three months ended June 30, 2018 and 2017 and was $309,854 and $312,278, respectively, for the six months ended June 30, 2018 and 2017. Interest receivable on the MN TX II Note as of June 30, 2018 and December 31, 2017 was $0, respectively.

The estimated fair value of the MN TX II Note as of June 30, 2018 and December 31, 2017 was $0 and $11,200,000, respectively. The fair value of the MN TX II Note was estimated based on discounted cash flow analyses using the current incremental lending rates for similar types of lending arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Notes Receivable from Related Parties

Related Party Note. On August 21, 2015, Moody I originated an unsecured loan in the aggregate principal amount of $9,000,000 (the “Related Party Note”) to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of Sponsor (“DST Sponsor”). Proceeds from the Related Party Note were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas (the “Subject Property”). The balance of the Related Party Note was $6,750,000 as of June 30, 2018 and December 31, 2017. The Company acquired the Related Party Note in connection with the Mergers.

On August 15, 2016, the maturity date of the Related Party note was extended from August 21, 2016 to August 21, 2017 and the origination fee in the amount of $90,000 and an extension fee in the amount of $45,000 were paid to Moody I by DST Sponsor. On September 24, 2017, the maturity date was extended to August 21, 2018.

Related Party Mezzanine Note. On April 29, 2016, Moody I originated an unsecured loan in the aggregate principal amount of $4,500,000 (the “Related Party Mezzanine Note”) to Moody Realty, an affiliate of Sponsor. Proceeds from the Related Party Mezzanine Note were used by Moody Realty solely to acquire a multifamily real property located in Houston, Texas. The Company acquired the Related Party Mezzanine Note in connection with the Mergers.

In March 2018, the unpaid principal balance of the Related Party Mezzanine Note and all accrued and unpaid interest thereon, and all other amounts due under the Related Party Mezzanine Note, were paid in full. Prior to the retirement of the Related Party Mezzanine Note, interest on the outstanding principal balance of such note accrued at a fixed per annum rate equal to 10%. Moody Realty paid an origination fee in the amount of $45,000, and an exit fee of $45,000 upon maturity.

Interest income from notes receivable from related parties was $210,400 and $0 for the three months ended June 30, 2018 and 2017, respectively, and was $473,300 and $0 for the six months ended June 30, 2018 and 2017, respectively. Interest receivable on notes receivable from related parties was $418,400 and $0 as of June 30, 2018 and December 31, 2017, respectively.

The aggregate estimated fair values of the notes receivable from related parties as of June 30, 2018 and December 31, 2017 was $6,750,000 and $11,250,000, respectively. The fair value of the notes receivable from related parties was estimated based on discounted cash flow analyses using the current incremental lending rates for similar types of lending arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Lyndhurst Loan. On September 6, 2017, the OP made a loan in the amount of $30,647,770 (the “Lyndhurst Loan”) to Moody National 1 Polito Lyndhurst Holding, LLC (“Lyndhurst Holding”), an indirect subsidiary of Moody I OP, and Lyndhurst Holding executed a promissory note (the “Lyndhurst Note”) evidencing the Lyndhurst Loan in favor of the Company. The Lyndhurst Note bore interest at a rate of 6.50% per annum and was secured by the Marriott Courtyard hotel property owned by Lyndhurst Holding and located in Lyndhurst, New Jersey (the “Lyndhurst Property”). The Lyndhurst Loan matured and was retired upon the consummation of the Mergers. Interest income from the Lyndhurst Loan was $0 for the three and six months ended June 30, 2018 and 2017. Lyndhurst Holding used the proceeds of the Lyndhurst Loan to repay a loan secured by the Lyndhurst Property that had matured and had become due.

Fort Worth Loan. On August 15, 2017, the OP made a loan in the amount of $7,106,506 (the “Fort Worth Loan”) to Moody National International-Fort Worth Holding, LLC, (“Fort Worth Holding”), an indirect subsidiary of Moody I OP, and Fort Worth Holding executed a promissory note (the “Fort Worth Note”) evidencing the Fort Worth Loan in favor of the Company. The Fort Worth Note bore interest at a rate of 6.50% per annum and was secured by a Townplace Suites hotel property owned by Moody I and located in Ft. Worth, Texas (the “Fort Worth Property”). The Fort Worth Loan matured and was retired upon the consummation of the Mergers. Interest income from the Fort Worth Loan was $0 for the three and six months ended March 31, 2018 and 2017. Fort Worth Holding used the proceeds of the Fort Worth Loan to repay an existing loan secured by the Fort Worth Property that had matured and had become due. See Note 7, “Related Party Arrangements.”

5.	Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of June 30, 2018, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of June 30, 2018 and December 31, 2017, the Company’s mortgage notes payable secured by the respective assets, consisted of the following (all $ amounts in thousands):

Loan	Principal as of June 30, 2018	Principal as of December 31, 2017	Interest Rate at June 30, 2018	Maturity Date
Residence Inn Austin(1)	$16,575	$16,575	4.580%	November 1, 2025
Springhill Suites Seattle(2)	45,000	45,000	4.380%	October 1, 2026
MN TX II Note(3)	—	8,400	4.500%	October 6, 2018
Homewood Suites Woodlands(4)	9,138	9,209	4.690%	April 11, 2025
Hyatt Place Germantown(4)	7,102	7,179	4.300%	May 6, 2023
Hyatt Place North Charleston(4)	7,225	7,292	5.193%	August 1, 2023
Hampton Inn Austin(4)	10,779	10,871	5.426%	January 6, 2024
Residence Inn Grapevine(4)	12,449	12,556	5.250%	April 6, 2024
Hilton Garden Inn Austin(4)	18,555	18,707	4.530%	December 11, 2024
Hampton Inn Great Valley(4)	8,057	8,120	4.700%	April 11, 2025
Embassy Suites Nashville(4)	42,358	42,715	4.2123%	July 11, 2025
Homewood Suites Austin(4)	10,862	10,946	4.650%	August 11, 2025
Hampton Inn Houston(4)	4,547	4,604	6.750%	April 28, 2023
Term Loan(5)	57,052	67,000	30-day LIBOR plus 7.250%	September 27, 2018
Total notes payable	249,699	269,174
Less unamortized debt issuance costs	(3,698)	(4,838)
Total notes payable, net of unamortized debt issuance costs	$246,001	$264,336

(1)	Monthly payments of interest are due and payable until the maturity date. Monthly payments of principal are due and payable beginning in December 2017 and continue to be due and payable until the maturity date.

(2)	Monthly payments of interest only were due and payable in calendar year 2017, after which monthly payments of principal and interest are due and payable until the maturity date.

(3)	Monthly payments of interest only were due until the maturity date. The entire principal balance and all interest thereon was repaid in full prior to June 30, 2018.(4) Monthly payments of principal and interest are due and payable until the maturity date.

(5)	Monthly payments of interest were due and payable until October 2017. Monthly payments of principal and interest were due and payable beginning in November 2017 until the maturity date.

Hotel properties secure their respective loans. The loan from a bank with which the Company financed the MN TX II Note was secured by the MN TX II Note. The Term Loan is partially secured by Marriott Courtyard Lyndhurst and Townplace Suites Fort Worth, and is partially unsecured.

Scheduled maturities of the Company’s notes payable as of June 30, 2018 are as follows (in thousands):

Years ending December 31,
2018	$58,325
2019	3,350
2020	3,487
2021	3,680
2022	3,858
Thereafter	176,999
Total	$249,699

Term Loan Agreement

On September 27, 2017, the OP, as borrower, the Company and certain of the Company’s subsidiaries, as guarantors, and KeyBank National Association (“KeyBank”), as agent and lender, entered into a term loan agreement (as amended, the “Term Loan Agreement”) (the Company refers to KeyBank, in its capacity as lender, together with any other lender institutions that may become parties thereto as the “Lenders”). Pursuant to the Term Loan Agreement, the Lenders have made a term loan to the OP in the principal amount of $70.0 million (the “Term Loan”). Capitalized terms used in this description of the Term Loan and not defined herein have the same meaning as in the Term Loan Agreement. The Company used proceeds from the Term Loan to pay the cash consideration in connection with the Merger, other costs and expenses related to the Mergers and for other corporate purposes.

The outstanding principal of the Term Loan will initially bear interest, payable monthly, at either (i) 6.25% per year over the base rate, which is defined in the Term Loan Agreement as the greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate or (ii) 7.25% per year over the LIBOR rate for the applicable Interest Period, but upon reduction of the outstanding principal balance of the Term Loan to a specified level, the margins over the base rate or LIBOR rate will be reduced to 2.95% and 3.95%, respectively. As a condition to the funding of the Term Loan, the OP has entered into an interest rate cap arrangement with KeyBank that caps LIBOR at 1.75% until the initial Maturity Date with respect to $26.0 million of the principal of the Term Loan. The Company began making principal payments of $1.5 million per month in November 2017.

On March 28, 2018, the parties to the Term Loan Agreement entered into a letter agreement, or the Term Loan Letter Agreement, pursuant to which the parties thereto agreed to change the commencement of the Company’s obligation under the Term Loan Agreement to raise $10 million per quarter in gross offering proceeds to the calendar quarter ending June 30, 2018. The Company satisfied such obligation with respect to the calendar quarter ended June 30, 2018.

The Term Loan will mature on September 27, 2018, but can be extended for six months, to March 27, 2019, subject to satisfaction of certain conditions, including payment of an extension fee in the amount of 0.5% of the then outstanding principal amount of the Term Loan. The Outstanding Balance, together with any and all accrued and unpaid interest thereon, and all other Obligations, will be due on the Maturity Date. In addition, the Term Loan provides for monthly interest payments, for mandatory prepayments of principal from the proceeds of certain capital events, and for monthly payments of principal in an amount equal to the greater of (i) 50% the OP’s Consolidated Net Cash Flow or (ii) $1,500,000. The Term Loan may be prepaid at any time, in whole or in part, without premium or penalty, as described in the Term Loan Agreement. Upon the occurrence of an event of default, the Lenders may accelerate the payment of the Outstanding Balance.

The Company plans to extend the Term Loan for six months when it matures in September 2018. The Company intends to retire the Term Loan with proceeds from long-term loans secured by the Marriott Courtyard Lyndhurst and Townplace Suites Forth Worth hotel properties, with proceeds from the Company’s public offering, and through the Company’s monthly principal reductions of $1.5 million.

The Term Loan Agreement also contains various customary covenants, including but not limited to financial covenants, covenants requiring monthly deposits in respect of certain property costs, such as taxes, furniture, fixtures and equipment, and insurance, covenants imposing restrictions on indebtedness and liens, and restrictions on investments and participation in other asset disposition, merger or business combination or dissolution transactions.

Failure of the Company to comply with financial and other covenants contained in its mortgage loan or the Term Loan could result from, among other things, changes in results of operations, the incurrence of additional debt or changes in general economic conditions.

If the Company violates financial and other covenants contained in any of the mortgage loans or Term Loan described above, the Company may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan or the Term Loan with the lenders thereunder; however, the Company can make no assurance that it would be successful in any such negotiations or that, if successful in obtaining waivers or amendments, such amendments or waivers would be on terms attractive to the Company. If a default under the mortgage loans or the Term Loan were to occur, the Company would possibly have to refinance the debt through additional debt financing, private or public offering of debt securities, or additional equity financings. If the company is unable to refinance its debt on acceptable terms, including a maturity of the mortgage loans or the Term Loan, it may be forced to dispose of the hotel properties on disadvantageous terms, potentially resulting in losses that reduce cash flow from operating activities. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates upon refinancing, increase interest expense would lower the Company’s cash flow, and, consequently, cash available for distribution to stockholders.

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Requirements associated with a mortgage loan to deposit and disburse operating receipts in a specified manner may limit the overall liquidity for the Company as cash from the hotel securing such mortgage would not be available for the Company to use. If the Company is unable to meet mortgage payment obligations, including the payment obligation upon maturity of the mortgage borrowing, the mortgage securing the specific property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

As of June 30, 2018, the Company was in compliance with all debt covenants, current on all loan payments and not otherwise in default under the mortgage loans or the Term Loan.

The estimated fair value of the Company’s notes payable as of June 30, 2018 and December 31, 2017 was $245,000,000 and $269,000,000, respectively. The fair value of the notes payable was estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

6.	Equity

Capitalization

Under its Charter, the Company has the authority to issue 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On August 15, 2014, the Company sold 8,000 shares of common stock to the Sponsor at a purchase price of $25.00 per share for an aggregate purchase price of $200,000, which was paid in cash. As of June 30, 2018, there were a total of 9,628,008 shares of the Company’s common stock issued and outstanding, including 5,986,883 shares, net of redemptions, issued in the Offering, 3,598,125 shares, net of redemptions, issued in connection with the Merger, the 8,000 shares sold to Sponsor and 35,000 shares of restricted stock, as discussed in Note 8, “Incentive Award Plan,” as follows:

Class	Shares Outstanding as of June 30, 2018
Class A Shares	9,357,223
Class D Shares	—
Class T Shares	209,635
Class I Shares	61,150
Total	9,628,008

The Company’s board of directors is authorized to amend the Charter without the approval of the stockholders to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized and declared a distribution to its stockholders for 2018 that will be (1) calculated daily and reduced for class-specific expenses; (2) payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) calculated at a rate of $1.7528 per share of the Company’s common stock per year, or approximately $0.00450 per share per day, before any class-specific expenses. The Company’s board of directors authorized and declared a distribution to its stockholders for 2017 that (1) was calculated daily and reduced for class-specific expenses; (2) was payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) was calculated at a rate of $1.75 per share of the Company’s common stock per year, or approximately $0.00479 per share per day, before any class-specific expenses. The Company first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the three and six months ended June 30, 2018 and 2017 (in thousands):

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2018	$3,218	$634	$3,852
Second Quarter 2018	3,039	963	4,002
Total	$6,257	$1,597	$7,854

First Quarter 2017	$1,017	$410	$1,427
Second Quarter 2017	1,325	590	1,915
Total	$2,342	$1,000	$3,342

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

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Noncontrolling Interest in Operating Partnership

Noncontrolling interest in the OP at June 30, 2018 was $5,660,749, which represented 316,037 common units in the OP issued in connection with the acquisition of the Springhill Suites Seattle and the Partnership Merger, and is reported in equity in the consolidated balance sheets. Income (loss) from the OP attributable to these noncontrolling interests was $(20,110) and $70 for the three months ended June 30, 2018 and 2017, respectively, and was $(126,703) and $(4,448) for the six months ended June 30, 2018 and 2017, respectively.

7.	Related Party Arrangements

Pursuant to the Advisory Agreement, the Advisor and certain affiliates of Advisor receive fees and compensation in connection with the Offering and the acquisition, management and sale of the Company’s real estate investments. In addition, in exchange for $1,000 and in consideration of services to be provided by the Advisor, the OP has issued an affiliate of the Advisor, Moody LPOP II, a separate, special limited partnership interest, in the form of Special Limited Partnership Interests. For further detail, please see Note 9, “Subordinated Participation Interest.”

Sales Commissions and Dealer Manager Fees

From January 1, 2017 through June 12, 2017, the Company paid Moody Securities an up-front selling commission of up to 7.0% of the gross proceeds of what are now the Class A Shares sold in the primary Offering and a dealer manager fee of up to 3.0% of the gross proceeds of what are now the Class A Shares sold in the primary Offering. Beginning on June 12, 2017, the Company reallocated its common shares into four separate share classes with the following fees: (A) up-front selling commissions of up to (i) 7.0% of the gross proceeds of the Class A Shares sold in the primary Offering and (ii) 3.0% of the gross proceeds of the Class T Shares sold in the primary Offering; (B) up-front dealer manager fees of up to (i) 3.0% of the gross proceeds of the Class A Shares sold in the primary Offering and (ii) 2.5% of the gross proceeds of the Class T Shares sold in the primary Offering (the Sponsor may also pay Moody Securities (i) up-front dealer manager fees of up to 1.0% of the total amount of Class I Shares purchased in the primary Offering and (ii) up-front selling commissions of up to 3.0% on purchases of $5,000,000 or more of Class D Shares purchased in the primary Offering, which will not be reimbursed by the Company); and (C) a trailing stockholder servicing fee of (i) 1.0% per annum of the net asset value (“NAV”) of Class T Shares sold in the primary Offering and (ii) 0.5% per annum of the NAV of Class D Shares sold in the primary Offering. Shares sold pursuant to the DRP are not subject to selling commissions, dealer manager fees or stockholder servicing fees. Moody Securities may reallow all or a portion of the foregoing selling commissions, dealer manager fees or stockholder servicing fees to participating broker-dealers.

Beginning January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with the Offering; provided, however, that the Advisor intends to recoup the funding of such amounts through the Contingent Advisor Payment (described below). In connection with the implementation of the Contingent Advisor Payment, the Company reduced the up-front selling commission paid with respect to the Class A Shares from up to 7.0% to up to 6.0% of the gross proceeds of the Class A Shares sold in the primary Offering and reduced the dealer manager fee paid with respect to the Class A Shares from up to 3.0% to up to 2.5% of the gross proceeds of the Class A Shares sold in the primary Offering. As of June 30, 2018, the Company and the Advisor had paid Moody Securities $9,423,133 in selling commissions and trailing stockholder servicing fees related to the Offering and $2,099,018 in dealer manager fees related to the Offering, which amounts have been recorded as a reduction to additional paid-in capital in the consolidated balance sheets and $1,797,588 which could potentially be recouped by the Advisor at a later date through the Contingent Advisor Payment.

Organization and Offering Expenses

The Advisor will receive reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by Advisor and do not cause the cumulative selling commissions, dealer manager fees, stockholder servicing fees and other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds from the sale of shares in the Offering as of the date of reimbursement.

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As of June 30, 2018, total offering costs were $18,642,474, comprised of $12,333,647 of offering costs incurred directly by the Company and $6,308,827 in offering costs incurred by and reimbursable to the Advisor. As of June 30, 2018, the Company had $140,768 due to the Advisor for reimbursable offering costs.

Acquisition Fees

As of January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees in connection with the Offering. In connection therewith, as of January 16, 2018, the acquisition fee payable to the Advisor was increased from 1.5% to up to a maximum of 3.85% of (1) the cost of all investments the Company acquires (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) the Company’s allocable cost of investments acquired in a joint venture (including the Company’s pro rata share of the purchase price and the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by the Company to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). The up to 3.85% acquisition fee consists of (i) a 1.5% base acquisition fee and (ii) up to an additional 2.35% contingent acquisition fee (the “Contingent Advisor Payment”). The 1.5% base acquisition fee will always be payable upon the acquisition of an investment by the Company, unless the receipt thereof is waived by the Advisor. The amount of the Contingent Advisor Payment to be paid in connection with the closing of an acquisition will be reviewed on an acquisition-by-acquisition basis and such payment shall not exceed the then-outstanding amounts paid by the Advisor for dealer manager fees, sales commissions or stockholder servicing fees at the time of such closing. In addition, the first $3,500,000 of aggregate Contingent Advisor Payments that would otherwise be paid to the Advisor (the “Contingent Advisor Holdback”), will be retained by the Company until January 16, 2019, at which time any portion of the Contingent Advisor Holdback owed to the Advisor will be paid. For purposes of determining the amount of Contingent Advisor Payment payable, the amounts paid by the Advisor for dealer manager fees, sales commissions or stockholder servicing fees and considered “outstanding” will be reduced by the amount of the Contingent Advisor Payment previously paid and taking into account the amount of the Contingent Advisor Holdback. The Advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in the Advisor’s sole discretion. For the three and six months ended June 30, 2018 and 2017, the Company did not pay Advisor any acquisition fees.

Reimbursement of Acquisition Expenses

The Advisor may also be reimbursed by the Company for actual expenses related to the evaluation, selection and acquisition of real estate investments, regardless of whether the Company actually acquires the related assets. The Company did not reimburse the Advisor for any acquisition expenses during the three and six months ended June 30, 2018 and 2017.

Financing Coordination Fee

The Advisor also receives financing coordination fees of 1% of the amount available under any loan or line of credit made available to the Company and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. The Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. The Company did not incur any financing coordination fees payable to the Advisor during the three and six months ended June 30, 2018 and 2017.

Property Management Fee

The Company pays Moody National Hospitality Management, LLC (“Property Manager”) a monthly hotel management fee equal to 4.0% of the monthly gross operating revenues from the properties managed by Property Manager for services it provides in connection with operating and managing properties. The hotel management agreements between the Company and the Property Manager generally have initial terms of ten years. Property Manager may pay some or all of the compensation it receives from the Company to a third-party property manager for management or leasing services. In the event that the Company contracts directly with a non-affiliated third-party property manager, the Company will pay Property Manager a market-based oversight fee. The Company will reimburse the costs and expenses incurred by Property Manager on the Company’s behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but the Company will not reimburse Property Manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For the three months ended June 30, 2018 and 2017, the Company paid the Property Manager property management fees of $894,772 and $214,887, respectively, and accounting fees of $105,000 and $15,000. For the six months ended June 30, 2018 and 2017, the Company paid the Property Manager property management fees of $1,636,681 and $379,692, respectively, and accounting fees of $210,000 and $30,000, respectively, which are included in hotel operating expenses in the accompanying consolidated statements of operations.

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The Company pays an annual incentive fee to Property Manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by Property Manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment of such properties. Property Manager may pay some or all of this annual incentive fee to third-party sub-property managers for management services. For purposes of this annual incentive fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of June 30, 2018, the Company had not paid any annual incentive fees to Property Manager.

Asset Management Fee

The Company pays the Advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments the Company acquires. For the three months ended June 30, 2018 and 2017, the Company incurred asset management fees of $1,058,000 and $283,000, respectively, and for the six months ended June 30, 2018 and 2017, the Company incurred asset management fees of $2,122,000 and $566,000, respectively, payable to Advisor, which are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

Disposition Fee

The Company also pays the Advisor or its affiliates a disposition fee (subject to a limitation if the property was previously owned by Moody I discussed below) in an amount of up to one-half of the brokerage commission paid on the sale of an asset, but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to the Advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. During the first year following the consummation of the Mergers, if the Company sells a property that was previously owned by Moody I, then any disposition fee to which the Advisor would be entitled under the Advisory Agreement will be reduced by an amount equal to the portion of the Moody I Advisor Payment attributable to such property. As of June 30, 2018, the Company had not incurred any disposition fees payable to the Advisor.

Operating Expense Reimbursement

The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s aggregate operating expenses (including the asset management fee payable to the Advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of the Company’s average invested assets, or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2018, total operating expenses of the Company were $5,937,292, which included $4,137,314 in operating expenses incurred directly by the Company and $1,799,978 incurred by the Advisor on behalf of the Company. Of the $5,937,292 in total operating expenses incurred during the four fiscal quarters ended June 30, 2018, $0 exceeded the 2%/25% Limitation. The Company reimbursed the Advisor $1,800,000 during four fiscal quarters ended June 30, 2018, which includes reimbursements for quarters prior to the four quarters ended June 30, 2018. As of June 30, 2018, the Company had $510,000 due to the Advisor for operating expense reimbursement.

Merger with Moody I

See Note 1, “Organization—Merger with Moody National REIT I, Inc.”

Fort Worth Loan

On August 15, 2017, the OP made a loan in the amount of $7,106,506 (the “Fort Worth Loan”) to Moody National International-Fort Worth Holding, LLC, an indirect subsidiary of Moody I OP. The loan matured and was retired upon completion of the Mergers. Interest income from the Fort Worth Loan was $0 for the three and six months ended June 30, 2018 and 2017.

Lyndhurst Loan

On September 6, 2017, the OP made a loan in the amount of $30,647,770 (the “Lyndhurst Loan”) to Moody National 1 Polito Lyndhurst Holding, LLC, an indirect subsidiary of Moody I OP. The loan matured and was retired upon completion of the Mergers. Interest income from the Lyndhurst Loan was $0 for the three and six months ended June 30, 2018 and 2017.

Related Party Mezzanine Note

In March 2018, the unpaid principal balance of the Related Party Mezzanine Note and all accrued and unpaid interest thereon, and all other amounts due under the Related Party Mezzanine Note, were paid in full.

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Earnest Money

The Company assigned its earnest money contract in the amount of $2,000,000 to a related party for consideration paid to the Company of $2,000,000 during the year ended December 31, 2017.

8.	Incentive Award Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s independent directors was entitled, subject to the Independent Directors Compensation Plan’s conditions and restrictions, to receive an initial grant of 5,000 shares of restricted stock when the Company raised the minimum offering amount of $2,000,000 in the Offering. Each new independent director who subsequently joins the Company’s board of directors will receive a grant of 5,000 shares of restricted stock upon his or her election to the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive an additional grant of 2,500 shares of restricted stock. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability or (2) a change in control of the Company. As of June 30, 2018, there were 1,965,000 common shares remaining available for future issuance under the Incentive Award Plan and the Independent Directors Compensation Plan.

The Company recorded compensation expense related to such shares of restricted stock of $129,894 and $34,893 for the three months ended June 30, 2018 and 2017, respectively, and $258,361 and $69,800 for the six months ended June 30, 2018 and 2017, respectively. As of June 30, 2018, there were 3,750 non-vested shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan. The remaining unrecognized compensation expense associated with those 3,750 non-vested shares of $1,427 will be recognized during the third quarter of 2018.

The following is a summary of activity under the Independent Directors Compensation Plan for the three months ended June 30, 2018 and year ended December 31, 2017:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance of non-vested shares as of December 31, 2016	5,000	$25.00
Shares granted on August 10, 2017	5,000	$27.82
Shares granted on September 27, 2017	10,000	$27.82
Shares vested	(8,750)	$26.21

Balance of non-vested shares as of December 31, 2017	11,250	$27.82
Shares vested	(7,500)	$27.82
Balance of non-vested shares as of June 30, 2018	3,750	$27.82

9.	Subordinated Participation Interest

Pursuant to the limited partnership agreement for the OP, Moody LPOP II, the holder of the Special Limited Partnership Interests, is entitled to receive distributions equal to 15.0% of the OP’s net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after the Company’s stockholders (and current and future limited partnership interest holders of the OP other than the former limited partners of Moody I OP) have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. Former limited partners of Moody I OP must have received a cumulative annual return of 8.0%, which is equal to the same return to which such holders were entitled before distributions to the special limited partner of Moody I OP could have been paid under the limited partnership agreement of Moody I OP. In addition, Moody LPOP II is entitled to a separate payment if it redeems its Special Limited Partnership Interests. The Special Limited Partnership Interests may be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement, in each case for an amount that Moody LPOP II would have been entitled to receive had the OP disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

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10.	Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements existing at June 30, 2018, the Company escrows payments required for property improvement plans, real estate taxes, replacement of hotel furniture and fixtures, debt service and rent holdback.

The composition of the Company’s restricted cash as of June 30, 2018 and December 31, 2017 are as follows (in thousands):

	June 30,	December 31,
	2018	2017
Property improvement plan	$1,903	$4,018
Real estate	2,994	2,768
Insurance	118	228
Hotel furniture and fixtures	4,083	3,199
Debt service	4,761	2,913
Seasonality	533	370
Expense deposit	10	10
Rent holdback	15	15
Total restricted cash	$14,417	$13,521

Franchise Agreements

As of June 30, 2018, all of the Company’s hotel properties, including those acquired as part of the Moody I Portfolio, are operated under franchise agreements with initial terms ranging from 10 to 20 years. The franchise agreements allow the properties to operate under the franchisor’s brand. Pursuant to the franchise agreements, the Company pays a royalty fee generally between 3.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 1.5% and 4.3% of room revenue. The Company incurred franchise fee expense of approximately $1,856,199 and $406,835 for the three months ended June 30, 2018 and 2017, respectively, and $3,421,650 and $712,263 for the six months ended June 30, 2018 and 2017, respectively, which amounts are included in hotel operating expenses in the accompanying consolidated statements of operations.

11.	Income Taxes

The Company has formed a TRS that is a C-corporation for federal income tax purposes and uses the asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

As of June 30, 2018, the Company had operating loss carry-forwards of $281,051.

The Company had deferred tax assets of $2,577,000 and $2,303,000 as of June 30, 2018 and December 31, 2017, respectively, related to net operating loss carry forwards of the TRS which are included in prepaid expenses and other assets on the consolidated balance sheets. As of June 30, 2018, the TRS had a net operating loss carry-forward of $10,081,531, of which $7,249,846 was transferred from Moody I’s taxable REIT subsidiaries when they were merged into the Company’s TRS on the date of the closing of the Mergers.

The income tax expense (benefit) for the three and six months ended June 30, 2018 and 2017 consisted of the following (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Current expense	$55	$—	$64	$—
Deferred expense (benefit)	56	33	(274)	(112)
Total expense (benefit), net	$111	$33	$(210)	$(112)

Federal	$56	$33	$(274)	$(112)
State	55	—	64	—
Total tax expense (benefit)	$111	$33	$(210)	$(112)

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On June 30, 2018, the Company had net deferred tax assets of $2,577,000 primarily due to current and past years’ federal and state tax operating losses of the TRS. These loss carryforwards will generally expire in 2033 through 2037 if not utilized by then. The Company analyzes state loss carryforwards on a state by state basis and records a valuation allowance when management deems it more likely than not that future results will not generate sufficient taxable income in the respective state to realize the deferred tax asset prior to the expiration of the loss carryforwards. Management believes that it is more likely than not that the results of future operations of the TRS will generate sufficient taxable income to realize the deferred tax assets related to federal and state loss carryforwards prior to the expiration of the loss carryforwards and has determined that no valuation allowance is necessary. From time to time, the Company may be subjected to federal, state or local tax audits in the normal course of business.

The recently enacted tax reform bill, informally known as the Tax Cuts and Jobs Act, made significant changes to the U.S. federal income tax laws. For example, the top corporate income tax rate was reduced to 21%, and the corporate alternative minimum tax was repealed. Additionally, for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act limits interest deductions for businesses, whether in corporate or pass-through form, to the sum of the taxpayer’s business interest income for the tax year and 30% of the taxpayer’s adjusted taxable income for the tax year, but the tax rules do permit a real estate business, such as a REIT, to elect out of the interest limitation rules in exchange for depreciating its real estate assets using alternative depreciation system principles. Technical corrections or other amendments to, or administrative guidance interpreting, the Tax Cuts and Job Act may be forthcoming at any time. The Company cannot predict the long-term effect of the Tax Cuts and Jobs Act or any future changes on REITs and their stockholders. For the Company, the reduction in the federal corporate tax rate resulted in a change to the net deferred tax assets of the TRS.

12.	Subsequent Events

Distributions Declared

On June 30, 2018, the Company declared a distribution in the aggregate amount of $1,370,258, of which $1,033,148 was paid in cash on July 15, 2018, $325,134 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock, and $11,976 was deferred pending the return of letters of transmittal by former Moody I stockholders. On July 31, 2018, the Company declared a distribution in the aggregate amount of $1,437,842, which is scheduled to be paid in cash and pursuant to the DRP in the form of additional shares of the Company’s common stock on or about August 15, 2018.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Moody National REIT II, Inc. and the notes thereto. As used herein, the terms “we,” “our,” “us” and “our company” refer to Moody National REIT II, Inc. and, as required by context, Moody National Operating Partnership II, LP, a Delaware limited partnership, which we refer to as our “operating partnership,” and to their respective subsidiaries. References to “shares” and “our common stock” refer to the shares of our common stock.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q, or this Quarterly Report, that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terms.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to raise capital in our ongoing initial public offering;

●	our ability to effectively deploy the proceeds raised in our initial public offering;

●	our ability to obtain financing on acceptable terms;

●	our levels of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to identify and acquire real estate and real estate-related assets on selling terms that are favorable to us;

●	our ability to effectively integrate and manage our expanded operations following the consummation of our merger with Moody National REIT I, Inc.;

●	risks inherent in the real estate business, including the lack of liquidity for real estate and real estate-related assets on terms that are favorable to us;

●	changes in demand for rooms at our hotel properties;

●	our ability to compete in the hotel industry;

●	adverse developments affecting our sponsor and its affiliates;

●	the availability of cash flow from operating activities for distributions;

●	changes in economic conditions generally and the real estate and debt markets specifically;

●	conflicts of interest arising out of our relationship with our advisor and its affiliates;

●	legislative or regulatory changes, including changes to the laws governing the taxation of REITs (as defined below);

●	the availability of capital; and

●	changes in interest rates.

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Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Quarterly Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

We are a Maryland corporation formed on July 25, 2014 to invest in a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton and Hyatt. We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, beginning with our taxable year ended December 31, 2016. We own, and in the future intend to own, substantially all of our assets and conduct our operations through Moody National Operating Partnership II, LP, or our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership were our subsidiary, Moody OP Holdings II, LLC, or Moody Holdings II, and Moody National LPOP II, LLC, or Moody LPOP II, an affiliate of our advisor (as defined below). Moody Holdings II invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions for sales of shares of our common stock, we transfer substantially all of the net proceeds from such sales to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

We are externally managed by Moody National Advisor II, LLC, a related party, which we refer to as our “advisor,” pursuant to an advisory agreement among us, our operating partnership and our advisor, or the advisory agreement. Our advisor was formed in July 2014. Moody National REIT Sponsor, LLC, which we refer to as our “sponsor,” is owned and managed by Brett C. Moody, who also serves as our Chief Executive Officer and President and the Chief Executive Officer and President of our advisor.

On January 20, 2015, the Securities and Exchange Commission, or SEC, declared our registration statement on Form S-11, or our registration statement, effective and we commenced our initial public offering of up to $1,100,000,000 in shares of common stock, consisting of up to $1,000,000,000 in shares of our common stock offered to the public, or our primary offering, and up to $100,000,000 in shares offered to our stockholders pursuant to our distribution reinvestment plan, or the DRP.

On June 26, 2017, the SEC declared effective our post-effective amendment to our registration statement, which reallocated the shares of our common stock being sold in our initial public offering as Class A common stock, $0.01 par value per share, or the Class A Shares, Class D common stock, $0.01 par value per share, or the Class D Shares, Class I common stock, $0.01 par value per share, or the Class I Shares, and Class T common stock, $0.01 par value per share, or the Class T Shares. We collectively refer to the Class A Shares, Class D Shares, Class I Shares and Class T Shares as our “shares.” On January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our initial public offering; provided, however, that our advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees that it funds through receipt of an increased acquisition fee (as discussed in Note 7, “Related Party Agreements-Acquisition Fees,” in the accompanying consolidated financial statements).

On March 19, 2018, our board of directors determined an estimated net asset value, or NAV, per share of all classes of our common stock of $23.19 as of December 31, 2017. Accordingly, we are currently offering our shares (i) to the public in our primary offering at a purchase price of $23.19 per share, which is equal to the NAV per share for each class of our common stock as of December 31, 2017, and (ii) to our stockholders pursuant to the DRP at a purchase price of $23.19 per share, which is equal to the NAV per share for each class of our common stock as of December 31, 2017.

On January 18, 2018, we filed a registration statement on Form S-11 (Registration No. 333-222610) with the SEC registering $990,000,000 in any combination of our shares to be sold on a “best efforts” basis in a follow-on public offering, or our follow-on offering. Effective on July 19, 2018, the SEC declared the registration statement for our follow-on offering effective and we ceased selling shares pursuant to the registration statement for our initial public offering. We will continue to offer shares in our follow-on offering on a continuous basis until July 19, 2020, subject to extension for an additional year (to July 29, 2021) by our board of directors.

As of June 30, 2018, we had received and accepted investors’ subscriptions for and issued 5,986,882 shares in our initial public offering, excluding shares issued in connection with our merger with Moody National REIT I, Inc., or Moody I (as discussed below), and including 200,743 shares issued pursuant to the DRP, resulting in gross offering proceeds of $144,518,582. As of August 3, 2018, we had received and accepted investors’ subscriptions for and issued 6,170,235 shares in our initial public offering and our follow-on offering, including 214,764 shares issued pursuant to our DRP, resulting in gross offering proceeds of $148,441,584. As of August 3, 2018, $946,356,889 of stock remained to be sold in our follow-on offering. We reserve the right to terminate our follow-on offering at any time.

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Moody Securities, LLC, an affiliate of our advisor, which we refer to as the “dealer manager” or “Moody Securities,” is the dealer manager for our offering and is responsible for the distribution of our common stock in our offering.

We use the net proceeds from our offering to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions, as well as real estate securities and debt-related investments related to the hospitality sector.

As of June 30, 2018, our portfolio consisted of (1) interests in fourteen hotel properties located in six states, comprising a total of 1,941 rooms, and (2) a loan with a current principal amount of $6,750,000 originated to an affiliate of our sponsor used to acquire a commercial property located in Katy, Texas.

Our principle executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and our main telephone number is (713) 977-7500.

Merger with Moody National REIT I, Inc.

On September 27, 2017, the merger of Moody I with and into our company, or the Merger, and the merger of Moody National Operating Partnership I, L.P., the operating partnership of Moody I, or Moody I OP, with and into our operating partnership, or the Partnership Merger, were completed. We refer to the Merger and the Partnership Merger herein as the “Mergers.” Upon the consummation of the Mergers, former Moody I stockholders received a total of approximately 3.62 million or our Class A Shares as stock consideration, which was equal to approximately 43% of our diluted common equity as of the closing date, and a total of approximately $45.3 million in cash consideration. In addition, upon consummation of the Partnership Merger, each issued and outstanding unit of limited partnership interest in Moody I OP was automatically cancelled and retired and converted into 0.41 units of Class A limited partnership interest in our operating partnership.

In connection with the Mergers, we paid our advisor an acquisition fee of $670,000, which equaled 1.5% of the cash consideration paid to Moody I stockholders, and a financing coordination fee of $1,720,000, which amount was based on the loans assumed from Moody I in connection with the Mergers, including debt held by us with respect to two properties that were previously owned by Moody I. Moody I paid its advisor $5,580,685, or the Moody I Advisor Payment. The Moody I Advisor Payment was a negotiated amount that represents a reduction in the disposition fee to which Moody I’s advisor could have been entitled and a waiver of any other fees that Moody I’s advisor would have been due under the Moody I advisory agreement in connection with the Mergers. During the first year following the consummation of the Mergers, if we sell a property that was previously owned by Moody I, then any disposition fee to which our advisor would be entitled under our advisory agreement will be reduced by an amount equal to the portion of the Moody I Advisor Payment attributable to such property. In addition, Moody I OP paid $613,751 to OP Holdings I, LLC, which amount represented the promote payment to which OP Holdings I, LLC was entitled under the terms of the limited partnership agreement of Moody I OP. We also paid Moody Securities a stockholder servicing fee of up to $2.125 per share of our Class A Shares issued as stock consideration in the Merger, for an aggregate amount of approximately $7.0 million in stockholder servicing fees, all of which was reallowed to broker-dealers that provide ongoing financial advisory services to former stockholders of Moody I following the Mergers and that entered into participating broker-dealer agreements with Moody Securities.

Factors Which May Influence Results of Operations

Economic Conditions Affecting Our Target Portfolio

Adverse economic conditions affecting the hospitality sector, the geographic regions in which we plan to invest or the real estate market generally may have a material impact on our capital resources and the revenue or income to be derived from the operation of our hospitality investments.

Offering Proceeds

Our ability to make investments depends upon the net proceeds raised in our offering and our ability to finance the acquisition of our investments. If we raise substantially less than the maximum offering amount of $1,100,000,000, we will make fewer investments resulting in less diversification in terms of the number of investments owned and fewer sources of income. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. In addition, if we are unable to raise substantial funds, our fixed operating expenses as a percentage of gross income would be higher, which could affect our net income and results of operations.

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Results of Operations

We were formed on July 25, 2014. As of June 30, 2017, we owned the Residence Inn Austin, the Springhill Suites Seattle, and a mortgage note receivable from a related party, or the MN TX II Note. On September 27, 2017, as a result of the closing of the Mergers, we acquired interests in twelve hotel properties and two notes receivable from related parties, which we refer to as the Moody I portfolio. As a result, as of June 30, 2018, we owned (1) interests in fourteen hotel properties located in six states, comprising a total of 1,941 rooms, and (2) a loan with a current principal amount of $6,750,000 originated to an affiliate of our sponsor used to acquire a commercial property located in Katy, Texas. Because we owned only two properties as of June 30, 2017, our results of operations for the three months ended June 30, 2018 are not directly comparable to those for the three months ended June 30, 2017. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Comparison of the three months ended June 30, 2018 versus the three months ended June 30, 2017

Revenue

Total revenue increased to $22,755,610 for the three months ended June 30, 2018 from $5,528,325 for the three months ended June 30, 2017. Hotel revenue increased to $22,391,495 for the three months ended June 30, 2018 from $5,372,186 for the three months ended June 30, 2017 due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017. Interest income from our notes receivable increased to $364,115 for the three months ended June 30, 2018 from $156,139 for three months ended June 30, 2017 due to the acquisition of the related party note and the related party mezzanine note. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of having full periods of operations for properties owned and future acquisitions of real estate assets.

A comparison of hotel revenues for the hotels owned continuously for the three months ended June 30, 2018 and 2017 follows (in thousands):

	Three months ended June 30,		Increase
	2018	2017	(Decrease)
Residence Inn Austin	$1,360	$1,292	$68
Springhill Suites Seattle	3,721	4,080	(359)
	$5,081	$5,372	$(291)

Revenues for the Springhill Suites Seattle decreased for the three months ended June 30, 2018 compared to the three months ended June 30, 2017 primarily because an increased supply of Marriott branded hotels in the downtown Seattle area has diluted the average daily rate and occupancy.

Hotel Operating Expenses

Hotel operating expenses increased to $13,080,565 for the three months ended June 30, 2018 from $2,905,687 for the three months ended June 30, 2018. The increase in hotel operating expenses was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses increased to $1,329,597 for the three months ended June 30, 2018 from $293,326 for the three months ended June 30, 2017. The increase in property taxes, insurance and other expenses was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Depreciation and Amortization

Depreciation and amortization increased to $2,957,012, for the three months ended June 30, 2018 from $585,516 for the three months ended June 30, 2017. The increase in depreciation and amortization was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Acquisition Expenses

Acquisition expenses decreased to $0 for the three months ended June 30, 2018 from $423,601 for the three months ended June 30, 2017 because we did not incur expenses related to the Mergers during the three months ended June 30, 2018 as we did during the three months ended June 30, 2017.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased to $1,658,277 for the three months ended June 30, 2018 from $573,848 for the three months ended June 30, 2017. These general and administrative expenses consisted primarily of asset management fees, professional fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Interest Expense and Amortization of Debt issuance Costs

Interest expense and amortization of debt issuance costs increased to $4,299,380 for the three months ended June 30, 2018 from $819,327 for the three months ended June 30, 2017. Interest expense and amortization of debt issuance costs increased primarily due to the increased debt associated with the acquisition of the Moody I portfolio on September 27, 2017. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense

Our income tax expense increased to $111,228 for the three months ended June 30, 2018 from $33,000 for the three months ended June 30, 2017 due to an increase in taxable income of the TRS for the three months ended June 30, 2018 from the three months ended June 30, 2017.

Comparison of the six months ended June 30, 2018 versus the six months ended June 30, 2017

Revenue

Total revenue increased to $41,721,815 for the six months ended June 30, 2018 from $9,804,590 for the six months ended June 30, 2017. Hotel revenue increased to $40,938,661 for the six months ended June 30, 2018 from $9,492,312 for the six months ended June 30, 2017 due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017. Interest income from our notes receivable increased to $783,154 for the six months ended June 30, 2018 from $312,278 for six months ended June 30, 2017 due to the acquisition of the related party note and the related party mezzanine note. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of having full periods of operations for properties currently owned and future acquisitions of real estate assets.

A comparison of hotel revenues for the hotel owned continuously for the six months ended June 30, 2018 and 2017 follows (in thousands):

	Six months ended June 30,		Increase
	2018	2017	(Decrease)
Residence Inn Austin	$2,676	$2,588	$88
Springhill Suites Seattle	6,367	6,904	(537)
	$9,043	$9,492	$(449)

Revenues for the Springhill Suites Seattle decreased for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 primarily because an increased supply of Marriott branded hotels in the downtown Seattle area has diluted the average daily rate and occupancy.

Hotel Operating Expenses

Hotel operating expenses increased to $24,848,170 for the six months ended June 30, 2018 from $5,417,674 for the six months ended June 30, 2018. The increase in hotel operating expenses was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses increased to $2,625,593 for the six months ended June 30, 2018 from $548,626 for the six months ended June 30, 2017. The increase in property taxes, insurance and other expenses was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Depreciation and Amortization

Depreciation and amortization increased to $5,879,027 for the six months ended June 30, 2018 from $1,169,987 for the six months ended June 30, 2017. The increase in depreciation and amortization was primarily due to the fact that we owned fourteen hotel properties at June 30, 2018 compared to two hotel properties at June 30, 2017.

Acquisition Expenses

Acquisition expenses decreased to $0 for the six months ended June 30, 2018 from $1,048,328 for the six months ended June 30, 2017 because we did not incur expenses related to the Mergers during the six months ended June 30, 2018 as we did during the six months ended June 30, 2017.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased to $3,699,020 for the six months ended June 30, 2018 from $1,152,486 for the six months ended June 30, 2017 due an increase in operating expenses reimbursable to our advisor. These general and administrative expenses consisted primarily of asset management fees, professional fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Interest Expense and Amortization of Debt issuance Costs

Interest expense and amortization of debt issuance costs increased to $8,633,938 for the six months ended June 30, 2018 from $1,599,269 for the six months ended June 30, 2017. Interest expense and amortization of debt issuance costs increased primarily due to the increased debt associated with the acquisition of the Moody I portfolio on September 27, 2017. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Benefit

Our income tax benefit increased to $209,772 for the six months ended June 30, 2018 from $112,000 for the six months ended June 30, 2017 due to our taxable REIT subsidiary having a taxable loss for the six months ended June 30, 2018 and taxable income for the six months ended June 30, 2017.

Liquidity and Capital Resources

Our principal demand for funds is for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Proceeds from our offering currently supply a significant portion of our cash. Over time, however, we anticipate that cash from operations will generally fund our cash needs for items other than asset acquisitions.

There may be a delay between the sale of shares of our common stock during our offering and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor, subject to the oversight of our board, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically used to fund tenant improvements, leasing commissions and major capital expenditures. We also escrow funds for hotel property improvements. Our lenders also may require working capital reserves. The Term Loan Agreement (described below) also contains various customary covenants, including but not limited to financial covenants, covenants requiring monthly deposits in respect of certain property costs, such as taxes, furniture, fixtures and equipment, and insurance, covenants imposing restrictions on indebtedness and liens, and restrictions on investments and participation in other asset disposition, merger or business combination or dissolution transactions.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate assets, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

Net Cash Provided by (Used in) Operating Activities

As of June 30, 2018, we owned interests in fourteen hotel properties and one note receivable from related party. As of June 30, 2017, we owned two hotel properties. Net cash provided by (used in) operating activities for the six months ended June 30, 2018 and 2017 was $2,059,000 and $(1,086,881), respectively. The increase in cash provided by (used in) operating activities for the six months ended June 30, 2018 was primarily due to the fact net operating income increased to $4,670,005 the six months ended June 30, 2018 from $467,489 for the six months ended June 30, 2017.

Net Cash Provided By (Used in) Investing Activities

Our cash used in investing activities will vary based on how quickly we invest the net offering proceeds from our offering towards acquisitions of real estate and real-estate related investments. Net cash provided by (used in) investing activities for the six months ended June 30, 2018 and 2017 was $11,805,310 and $(133,933), respectively. The increase in cash provided by investing activities for the six months ended June 30, 2018 was due to the fact that the related party mortgage note and the related party mezzanine note receivable were paid in full during the six months ended June 30, 2018.

Net Cash Provided by (Used in) Financing Activities

For the six months ended June 30, 2018, our cash flows from financing activities consisted primarily of proceeds from our offering, net of offering costs, and distributions paid to our stockholders. Net cash provided by (used in) financing activities for the six months ended June 30, 2018 and 2017 was $(7,490,239) and $31,776,573, respectively. The decrease in cash provided by financing activities for the six months ended June 30, 2018, was primarily due to a decrease in gross offering proceeds of $21,198,873 for the six months ended June 30, 2018 compared to $38,936,780 for the six months ended June 30, 2017 and to an increase in repayments of notes payable to $19,474,162 for the six months ended June 30, 2018 compared to $0 for the six months ended June 30, 2017.

Cash and Cash Equivalents and Restricted Cash

As of June 30, 2018, we had cash on hand and restricted cash of $28,108,559.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, and potentially securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Term Loan Agreement

On September 27, 2017, our operating partnership, as borrower, we and certain of our subsidiaries, as guarantors, and KeyBank National Association, or KeyBank, as agent and lender, entered into a term loan agreement, or, as amended, the Term Loan Agreement (we refer to KeyBank, in its capacity as lender, together with any other lender institutions that may become parties, as amended, thereto as the Lenders). Pursuant to the Term Loan Agreement, the Lenders have made a term loan to our operating partnership in the original principal amount of $70.0 million, or the Term Loan. Capitalized terms used in this description of the Term Loan Agreement and not defined herein have the same meaning as in the Term Loan Agreement. We used proceeds from the Term Loan to pay the cash consideration in connection with the mergers, other costs and expenses related to the mergers and for other corporate purposes.

The Term Loan will mature on September 27, 2018, but can be extended for six months, to March 27, 2019, subject to satisfaction of certain conditions, including payment of an extension fee in the amount of 0.5% of the then outstanding principal amount of the Term Loan. The Outstanding Balance, together with any and all accrued and unpaid interest thereon, and all other Obligations, will be due on the Maturity Date. In addition, the Term Loan provides for monthly interest payments, for mandatory payments of principal from the proceeds of certain capital events, and for monthly payments of principal in an amount equal to the greater of (i) 50% of our operating partnership’s Consolidated Net Cash Flow or (ii) $1,500,000. The Term Loan may be prepaid at any time, in whole or in part, without premium or penalty, as described in the Term Loan Agreement. Upon the occurrence of an event of default, the Lenders may accelerate the payment of the Outstanding Balance.

The performance of our obligations under the Term Loan Agreement is secured by, among other things, mortgages on our hotel properties in Lyndhurst, New Jersey, which we refer to as the Lyndhurst Property, and Fort Worth, Texas, which we refer to as the Fort Worth Property, and by pledges of certain portions of the ownership interests in certain subsidiaries of our operating partnership. Pursuant to a Guaranty Agreement in favor of KeyBank, we and certain of our subsidiaries, including the owners of the Lyndhurst hotel property and Fort Worth hotel property, will be fully and personally liable for the payment and performance of the obligations set forth in the Term Loan Agreement and all other loan documents, including the payment of all indebtedness and obligations due under the Loan Agreement.

We will be limited in the acquisition of real property and other investments for the near future in that the Term Loan is due September 27, 2018 (unless extended, as described above). On March 28, 2018, the parties to the Term Loan Agreement entered into a letter agreement, or the Term Loan Letter Agreement, pursuant to which the parties thereto agreed to change the commencement date of our obligation under the Term Loan Agreement to raise $10 million per quarter in gross offering proceeds to the calendar quarter ending June 30, 2018. We began making principal payments of $1.5 million per month in November 2017.

The Term Loan Agreement also contains various customary covenants, including but not limited to financial covenants, covenants requiring monthly deposits in respect of certain property costs, such as taxes, furniture, fixtures and equipment, and insurance, covenants imposing restrictions on indebtedness and liens, and restrictions on investments and participation in other asset disposition, merger or business combination or dissolution transactions. The balance of the term loan was $57,052,035 as of June 30, 2018.

Failure by us to comply with financial and other covenants contained in our mortgage loans or the Term Loan could result from, among other things, changes results of operations, the incurrence of additional debt or changes in general economic conditions.

If we violate financial and other covenants contained in any of the mortgage loans or Term Loan described above we may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan or the Term Loan with the lenders thereunder; however, we can make no assurance that we would be successful in any such negotiations or that, if successful in obtaining waivers or amendments, such amendments or waivers would be on terms attractive to us. If a default under the mortgage loans or the Term Loan were to occur, we would possibly have to refinance debt through additional debt financing, private or public offering of debt securities, or additional equity financings. If we are unable to refinance debt on acceptable terms, including a maturity of the mortgage loans or the Term Loan, we may be forced to dispose of some of our hotel properties on disadvantageous terms, potentially resulting in losses that reduce cash flow from operating activities. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates upon refinancing, increased interest expense would lower our cash flow, and, consequently, cash available for distribution to stockholders.

Requirements associated with a mortgage loan to deposit and disburse operating receipts in a specified manner may limit our overall liquidity as cash from the hotel securing such mortgage would not be available for us to use. If we are unable to meet mortgage payment obligations, including the payment obligation upon maturity of the mortgage borrowing, the mortgage securing the specific property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to us.

As of June 30, 2018, we were in compliance with all debt covenants, current on all loan payments and not otherwise in default under the mortgage loans or the Term Loan.

As of June 30, 2018, our outstanding indebtedness totaled $249,699,157, which amount includes debt associated with properties previously owned by Moody I. Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our Articles of Amendment and Restatement, or our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of June 30, 2018 and 2016, our debt levels did not exceed 300% of the value of our net assets.

For more information on our outstanding indebtedness, see Note 5, “Debt” to the consolidated financial statements included in this Quarterly Report.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of June 30, 2018 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	2018	2019-2020	2021-2022	Thereafter
Long-term debt obligations(1)	$249,699	$58,325	$6,837	$7,538	$176,999
Interest payments on outstanding debt obligations(2)	59,768	5,875	17,653	16,951	19,289
Total	$309,467	$64,200	$24,490	$24,489	$196,288

(1)	Amounts include principal payments only.

(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at June 30, 2018.

We plan to extend the Term Loan for six months when it matures in September 2018. We intend to retire the Term Loan with proceeds from long-term loans secured by the Marriott Courtyard Lyndhurst and Townplace Suites Forth Worth hotel properties, with proceeds from our offering, and through our monthly principal reductions of $1.5 million.

Organization and Offering Costs

Our organization and offering costs may be incurred directly by us or such costs may be incurred by our advisor on our behalf. Pursuant to the advisory agreement with our advisor, we are obligated to reimburse our advisor or its affiliates, as applicable, for organization and offering costs incurred by our advisor associated with our offering, provided that within 60 days of the last day of the month in which such offering ends, our advisor is obligated to reimburse us to the extent that organization and offering costs we may have incurred in connection with the offering exceed 15% of the gross offering proceeds from the sale of our shares of common stock in the offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of our advisor’s employees and employees of our advisor’s affiliates and others. Any reimbursement to our advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by our advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when we have an obligation to reimburse our advisor.

As of June 30, 2018, total offering costs were $18,642,474, comprised of $12,333,647 of offering costs incurred directly by us and $6,308,827 in offering costs incurred by and reimbursable to our advisor. As of June 30, 2018, we had $140,768 due to our advisor for reimbursable offering costs.

Operating Expenses

We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services it provides to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee we pay to our advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of the 2%/25% Limitation if a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended June 30, 2018, our total operating expenses were $5,937,292, which included $4,137,314 in operating expenses incurred directly by us and $1,799,978 incurred by our advisor on our behalf. Of that $5,937,292 in total operating expenses incurred during four fiscal quarters ended June 30, 2018, $0 exceeded the 2%/25% Limitation. We reimbursed our advisor $1,800,000 during four fiscal quarters ended June 30, 2018, which includes reimbursements for quarters prior to the four quarters ended June 30, 2018. As of June 30, 2018, we had $510,000 due to our advisor for operating expense reimbursement.

Critical Accounting Policies

General

We consider the accounting policies described below to be critical because they involve significant judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the consolidated financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and for the period from July 25, 2014 (inception) to December 31, 2014, including not having enough shareholders for a sufficient number of days in those periods. Prior to qualifying to be taxed as a REIT we were subject to normal federal and state corporation income taxes.

Provided that we continue to qualify as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We lease the hotels that we acquired to a wholly owned taxable REIT subsidiary, or TRS, that is subject to federal, state and local income taxes.

We account for income taxes of our TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance for net deferred tax assets that are not expected to be realized.

We have reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of June 30, 2018.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period’s results of operations, if necessary. We have tax years 2013 through 2017 remaining subject to examination by various federal and state tax jurisdictions.

Valuation and Allocation of Hotel Properties — Acquisitions

Upon acquisition, the purchase price of hotel properties are allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Land fair values are derived from appraisals, and building fair values are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The fair value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of our properties, we make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates are based on judgment and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our hotel properties or related intangibles could, in turn, result in a difference in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairment

We monitor events and changes in circumstances indicating that the carrying amounts of our hotel properties may not be recoverable. When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three and six months ended June 30, 2018 and 2017.

In evaluating our hotel properties for impairment, we make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of our hotel properties which could then result in different conclusions regarding impairment and material changes to our consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard permits the use of either the full retrospective or modified retrospective adoption. In July 2015, the FASB voted to defer the effective date to January 1, 2018 with early adoption beginning January 1, 2017. We completed our evaluation of the effect that ASU No. 2014-09 will have on our consolidated financial statements and our evaluation of each of our revenue streams under the new standard. Because of the short-term day-to-day nature of our hotel revenues, we determined that the pattern of revenue recognition will not materially change. Under ASU No. 2014-09, there will be a recharacterization of certain revenue streams affecting both gross and net revenue reporting due to changes in principal versus agency guidance, which presentation is deemed immaterial for us and will not affect net income. Additionally, we do not sell hotel properties to customers as defined by FASB, but have historically disposed of hotel properties for cash sales with no contingencies and no future involvement in the hotel operations, and therefore, ASU No. 2014-09 will not impact the recognition of hotel sales. We finalized our expanded disclosure for the notes to the consolidated financial statements pursuant to the new requirements. We adopted this standard on its effective date of January 1, 2018 under the cumulative effect transition method. No adjustment will be recorded to our opening balance of retained earnings on January 1, 2018 as there was no impact to our net income. Additionally, comparative information beginning in 2018 will not be restated and will continue to be reported in a manner consistent with Revenue Recognition (Topic 605). We also expect that the effect of adoption of ASU No. 2014-09 will be immaterial to us on an on-going basis.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use assets that are inherent to leasing an asset on the balance sheet. The standard requires a modified retrospective approach, with restatement of the prior periods presented in the year of adoption, subject to any FASB modifications. This standard will be effective for the first annual reporting period beginning after December 15, 2018. We anticipate adopting this standard on January 1, 2019. In evaluating the effect that ASU No. 2016-02 will have on our consolidated financial statements and related disclosures, we believe the impact will be minimal to our ongoing consolidated statements of operations.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments,” which addresses the Statement of Cash Flow classification and presentation of certain cash transactions. ASU No. 2016-15 is effective for our fiscal year commencing on January 1, 2018. The effect of this amendment is to be applied retrospectively where practical and early adoption is permitted. We adopted ASU No. 2016-15 for our fiscal year commencing on January 1, 2018. We do not anticipate that the adoption of ASU No. 2016-15 will have a material effect on our ongoing consolidated financial position or our ongoing consolidated results of operations.

In November 2016, the FASB issued ASU No. 2016-18, “Classification of Restricted Cash,” which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This standard will be effective for the first annual period beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. We adopted this standard on January 1, 2018. As a result, restricted cash reserves are included with cash and cash equivalents on our consolidated statements of cash flows. The adoption did not change the presentation of our consolidated balance sheets.

In January 2017, the FASB issued ASU No. 2017-01, “Clarifying the Definition of a Business,” with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as an acquisition of assets or a business. ASU No. 2017-01 is effective for our fiscal year commencing on January 1, 2018. The effect of this guidance is to be applied prospectively and early adoption is permitted. We do not anticipate that the adoption of ASU No. 2016-18 will have a material effect on our ongoing consolidated financial position or our ongoing consolidated results of operations.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets: Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets,” which clarifies the scope of asset derecognition and adds further guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with non-customers. ASU No. 2017-05 will impact the recognition of gains and losses from hotel sales. This standard is effective for the first annual period beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. We adopted this standard on January 1, 2018 and do not anticipate that ASU No. 2017-05 will affect our ongoing consolidated statements of operations and comprehensive income.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities,” which improves the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting. This standard will be effective for the first annual period beginning after December 15, 2018, including interim periods within those periods. Early adoption is permitted. We adopted this standard on January 1, 2018 and aside from minor presentation changes in its disclosure on derivative and hedging activities, it will not have a material effect on our ongoing consolidated financial statements.

Inflation

As of June 30, 2018, our investments consisted of interests in fourteen hotel properties and three notes receivable from related parties. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. The notes receivable from related parties bear interest at a fixed rate of interest and inflation could, therefore, have an impact on their fair value. As of June 30, 2018, we were not experiencing any material impact from inflation.

REIT Compliance

We elected to be taxed as a REIT commencing with the taxable year ended December 31, 2016. To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014.

Distributions

Our board of directors authorized and declared a distribution to our stockholders for 2018 that will be (1) calculated daily and reduced for class-specific expenses; (2) payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) calculated at a rate of $1.7528 per share of our common stock per year, or approximately $0.00480 per share per day, before any class-specific expenses. We first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the six months ended June 30, 2018 and 2017 (in thousands):

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2018	$3,218	$634	$3,852
Second Quarter 2018	3,039	963	4,002
Total	$6,257	$1,597	$7,854

First Quarter 2017	$1,017	$410	$1,427
Second Quarter 2017	1,325	590	1,915
Total	$2,342	$1,000	$3,342

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a standard known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

●	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude organizational and offering expenses and acquisition expenses. Although organizational and acquisition expenses reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness, and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Offering expenses do not affect net income. Our calculation of MFFO set forth in the table below reflects the exclusion of acquisition expenses.

We believe MFFO is useful to investors in evaluating how our portfolio might perform after our offering and acquisition stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. However, MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that, due to the fact that impairments are based on estimated future undiscounted cash flows and, given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. In particular, as we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments which are increases to MFFO are, and may continue to be, a significant use of cash. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

The table below summarizes our calculation of FFO and MFFO for the three months ended June 30, 2018 and 2017 and a reconciliation of such non-GAAP financial performance measures to our net income (in thousands).

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net loss	$(680)	$(106)	$(3,754)	$(1,019)
Adjustments:
Depreciation of real estate assets and amortization of deferred costs	2,957	585	5,879	1,170
Funds from Operations	2,277	479	2,125	151
Adjustments:
Acquisition expenses	—	424	—	1,048
Modified Funds from Operations	$2,277	$903	$2,125	$1,199

Off-Balance Sheet Arrangements

As of June 30, 2018, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our advisor or its affiliates in connection with the mergers and for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 1, “Organization-Merger with Moody I,” and Note 7, “Related Party Arrangements,” to the consolidated financial statements included in this Quarterly Report for a discussion of our related-party transactions, agreements and fees.

Subsequent Events

Distributions Declared

On June 30, 2018, we declared a distribution in the aggregate amount of $1,370,258, of which $1,033,148 was paid in cash on July 15, 2018, $325,134 was paid pursuant to the DRP in the form of additional shares of our common stock, and $11,976 was deferred pending the return of letters of transmittal by former Moody I stockholders. On July 31, 2018, we declared a distribution in the aggregate amount of $1,437,842, which is scheduled to be paid in cash and pursuant to the DRP in the form of additional shares of our common stock on or about August 15, 2018.

ITEM 3.          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of June 30, 2018, our indebtedness, as described below, was comprised of notes secured by our hotel properties. All such notes, except the Term Loan, accrue interest at a fixed rate and, therefore, an increase or decrease in interest rates would have no effect on our interest expense with respect such notes. Interest rate changes will affect the fair value of any fixed rate instruments that we hold. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of June 30, 2018 and 2017, our notes payable consisted of the following (all $ amounts in thousands):

Loan	Principal as of June 30, 2018	Principal as of December 31, 2017	Interest Rate at June 30, 2018	Maturity Date
Residence Inn Austin(1)	$16,575	$16,575	4.580%	November 1, 2025
Springhill Suites Seattle(2)	45,000	45,000	4.380%	October 1, 2026
MN TX II Note(3)	—	8,400	4.500%	October 6, 2018
Homewood Suites Woodlands(4)	9,138	9,209	4.690%	April 11, 2025
Hyatt Place Germantown(4)	7,102	7,179	4.300%	May 6, 2023
Hyatt Place North Charleston(4)	7,225	7,292	5.193%	August 1, 2023
Hampton Inn Austin(4)	10,779	10,871	5.426%	January 6, 2024
Residence Inn Grapevine(4)	12,449	12,556	5.250%	April 6, 2024
Hilton Garden Inn Austin(4)	18,555	18,707	4.530%	December 11, 2024
Hampton Inn Great Valley(4)	8,057	8,120	4.700%	April 11, 2025
Embassy Suites Nashville(4)	42,358	42,715	4.2123%	July 11, 2025
Homewood Suites Austin(4)	10,862	10,946	4.650%	August 11, 2025
Hampton Inn Houston(4)	4,547	4,604	6.750%	April 28, 2023
Term Loan(5)	57,052	67,000	30-day LIBOR plus 7.250%	September 27, 2018
Total notes payable	249,699	269,174
Less unamortized debt issuance costs	(3,698)	(4,838)
Total notes payable, net of unamortized debt issuance costs	$246,001	$264,336

(1)	Monthly payments of interest are due and payable until the maturity date. Monthly payments of principal are due and payable beginning in December 2017 until the maturity date.

(2)	Monthly payments of interest only are due and payable in calendar years 2016 and 2017, after which monthly payments of principal and interest are due and payable until the maturity date.

(3)	Monthly payments of interest only were due until the maturity date. The entire principal balance and all interest thereon was repaid in full prior to June 30, 2018.

(4)	Monthly payments of principal and interest are due and payable until the maturity date.

(5)	Monthly payments of interest are due and payable until the maturity date. Monthly payments of principal and interest are due and payable beginning in November 2017 until the maturity date.

Hotel properties secure their respective loans. The loan from a bank with which we financed the MN TX II Note was secured by the MN TX II Note. The Term Loan is partially secured by Marriott Courtyard Lyndhurst and Townplace Suites Fort Worth, and is partially unsecured.

Credit Risk

We will also be exposed to credit risk. Credit risk in our investments in debt and securities relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our asset portfolio and the underlying credit quality of our holdings and subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction.

In addition, we have one unsecured loan in the aggregate principal amount of $9,000,000, or the Related Party Note that we acquired as a result of the mergers. The proceeds from the Related Party Note was used to acquire a property in Katy, Texas. While the Related Party Note is not secured, we believe that the borrower for the loan is creditworthy.

ITEM 4.          CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

From time to time, we may be party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government agencies.

ITEM 1A.	RISK FACTORS.

Except as set forth below, there have been no material changes to the risk factors contained in Part I, Item 1A set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

We have paid, and may continue to pay, distributions from the proceeds of our offering. To the extent that we pay distributions from sources other than our cash flow from operations, we will have reduced funds available for investment and the overall return to our stockholders may be reduced.

Our organizational documents permit us to pay distributions from any source, including net proceeds from our public offerings, borrowings, advances from our sponsor or advisor and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. Since our inception, our cash flow from operations has not been sufficient to fund all of our distributions. Of the $19,208,758 in total distributions we paid during the period from our inception through June 30, 2018, including shares issued pursuant to our DRP, $0, or 0%, were paid from cash provided by operating activities and $19,208,758, or 100%, were paid from offering proceeds. Until we make substantial investments, we may continue to fund distributions from the net proceeds from our offering or sources other than cash flow from operations. We have not established a limit on the amount of offering proceeds, or other sources other than cash flow from operations, which we may use to fund distributions.

If we are unable to consistently fund distributions to our stockholders entirely from our cash flow from operations, the value of the shares of our common stock may be reduced, including upon a listing of our common stock, the sale of our assets or any other liquidity event should such event occur. To the extent that we fund distributions from sources other than our cash flow from operations, our funds available for investment will be reduced relative to the funds available for investment if our distributions were funded solely from cash flow from operations, our ability to achieve our investment objectives will be negatively impacted and the overall return to our stockholders may be reduced. In addition, if we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale or exchange of property.

Our bylaws contain provisions that may make it more difficult for a stockholder to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers, agents or employees, if any, and may discourage lawsuits against us and our directors, officers, agents or employees, if any.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of any duty owed by any of our directors or officers or employees to us or to our stockholders, (iii) any action asserting a claim against us or any of our directors or officers or employees arising pursuant to any provision of the Maryland General Corporation Law, or the MGCL, or our charter or bylaws or (iv) any action asserting a claim against us or any of our directors or officers or employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in our shares shall be deemed to have notice of and to have consented to these provisions of our bylaws, as they may be amended from time to time. Our board of directors, without stockholder approval, adopted this provision of the bylaws so that we can respond to such litigation more efficiently, reduce the costs associated with our responses to such litigation, particularly litigation that might otherwise be brought in multiple forums, and make it less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers, agents or employees, if any, and may discourage lawsuits against us and our directors, officers, agents or employees, if any. We believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the MGCL to authorize the adoption of such provisions. However, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings notwithstanding that the MGCL expressly provides that the charter or bylaws of a Maryland corporation may require that any internal corporate claim be brought only in courts sitting in one or more specified jurisdictions, we may incur additional costs that we do not currently anticipate associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On January 20, 2015, our Registration Statement on Form S-11 (File No. 333-198305) registering our offering of up to $1,100,000,000 in shares of our common stock was declared effective and we commenced our initial public offering. In our initial public offering we offered up to $1,000,000,000 in shares of any class of our common stock to the public in our primary offering and up to $100,000,000 of shares of any class of our common stock pursuant to our DRP. Each class of our shares of common stock were offered (i) to the public in the primary offering at a purchase price equal to such share class’ NAV per share as of December 31, 2017, or $23.19 per share, and (ii) to our stockholders pursuant to the DRP at a purchase price equal to such share class’ NAV per share as of December 31, 2017, or $23.19 per share.

On January 18, 2018, we filed a Registration Statement on Form S-11 (Registration No. 333-222610) with the SEC registering $990,000,000 in any combination of our shares to be sold on a “best efforts” basis in our follow-on offering. Effective on July 19, 2018, the SEC declared the registration statement for our follow-on offering effective and we ceased selling shares pursuant to the registration statement for our initial public offering.

As of June 30, 2018, we had accepted subscriptions for, and issued, 5,986,882 shares of our common stock in our initial public offering, excluding shares issued in connection with the Mergers, and including 200,743 shares of our common stock issued pursuant to our DRP, resulting in gross offering proceeds of $144,518,582.

As of June 30, 2018, we had incurred selling commissions, dealer manager fees and organization and other offering costs in our offering in the amounts set forth in the table below (in thousands). Our dealer manager, reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers (in thousands).

Type of Expense	Amount	Estimated/Actual
Selling commissions, stockholder servicing fees and dealer manager fees	$11,522	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	7,120	Actual
Total expenses	$18,642

As of June 30, 2018, the net offering proceeds to us from our initial public offering, after deducting the total expenses incurred as described above, were approximately $125,876,107, excluding $4,876,393 in offering proceeds from shares of our common stock issued pursuant to the DRP.

We intend to use the proceeds from our initial public offering to acquire additional hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector.

As of June 30, 2018, we used approximately $86,078,809 of the net proceeds from our initial public offering to acquire the Residence Inn Austin, the Springhill Suites Seattle and the Moody I portfolio (pursuant to the Mergers), to reduce the debt on Springhill Suites Seattle and to originate the MN TX II note. As of June 30, 2018, we had paid $14,710,079 of acquisition expenses, including $12,955,592 related to the Mergers.

During the three months ended June 30, 2018, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed(1)	Average Price Paid per Share	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
April 2018	29,795.97	$24.52		(2)
May 2018	—	$—		(2)
June 2018	—	$—		(2)
	29,795.97

(1)	We generally redeem shares on the last business day of the month following the end of each fiscal quarter in which redemption requests were received. The 25,795.97 shares requested to be redeemed were redeemed during the quarter ended June 30, 2018 at an average price of $24.52 per share.

(2)	The number of shares that may be redeemed pursuant to the share redemption program during any calendar year is limited to: (1) 5% of the weighted-average number of shares outstanding during the prior calendar year and (2) those that can be funded from the net proceeds we received from the sale of shares under the DRP during the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors. This volume limitation will not apply to redemptions requested within two years after the death of a stockholder.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFTEY DISCLOSURES.

Not applicable.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305) filed January 12, 2015)

3.2	Articles of Amendment to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

3.3	Articles Supplementary to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

3.4	Bylaws of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

4.1	Form of Subscription Agreement (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-198305) filed June 13, 2017)

4.2	Second Amended and Restated Distribution Reinvestment Plan of Moody National REIT II, Inc.(incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on June 12, 2017)

10.1	Second Amended and Restated Advisory Agreement, dated as of June 12, 2017, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

10.2	Second Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

10.3	Moody National REIT II, Inc. Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOODY NATIONAL REIT II, INC.

Date: August 13, 2018	By:	/s/ Brett C. Moody
Brett C. Moody
Chairman of the Board, Chief Executive Officer and President
(Principal Executive Officer)

Date: August 13, 2018	By:	/s/ Robert W. Engel
Robert W. Engel
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305) filed January 12, 2015)

3.2	Articles of Amendment to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

3.3	Articles Supplementary to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

3.4	Bylaws of Moody National REIT II, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

4.1	Form of Subscription Agreement (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-198305) filed June 13, 2017)

4.2	Second Amended and Restated Distribution Reinvestment Plan of Moody National REIT II, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

10.1	Second Amended and Restated Advisory Agreement, dated as of June 12, 2017, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC(incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

10.2	Second Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

10.3	Moody National REIT II, Inc. Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on June 12, 2017)

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document